                                                                   EXHIBIT 4.13

                                                          EXECUTION COPY (delta)


                         FRAMEWORK TRANSACTION AGREEMENT


      BY AND AMONG

                  1.    KLEPIERRE S.A.


                  2.    KLEPIERRE HONGRIE S.A.S.


                  3.    LP7 S.A.S.

                  4.    SEGECE

                                                            AS BUYERS

                  5.    PLAZA CENTERS (EUROPE) B.V.


                  6.    ELBIT ULTRASOUND NETHERLANDS B.V.

                  7.    SZEGED 2002 KFT.


                  8.    PLAZA CENTERS MANAGEMENT B.V.


                                                            AS VENDORS



                           DATED AS OF JULY 30TH, 2004

                                TABLE OF CONTENTS

ARTICLE I - - DEFINITIONS...................................................   3
      1.1   Certain Definitions.............................................   3
ARTICLE II - TRANSACTIONS...................................................  11
      2.1   Purchase and Sale of the Contract Companies.....................  11
      2.2   Financing Loan Facilities.......................................  13
      2.3   Re-payment of OVAG Loans and Release of Securities .............  13
      2.4   Release of Cross Collateralization.  ...........................  14
      2.5   Utilities Guarantee.............................................  14
      2.6   Price Adjustment Escrow Deposit.................................  15
      2.7   Parent Guarantees...............................................  15
      2.8   Excluded Portfolio Centers and Rights of First Offer............  15
      2.9   Other Excluded Assets...........................................  17
      2.10  Taxes...........................................................  17
ARTICLE III - TRANSACTION PRICE AND VERIFICATIONS...........................  18
      3.1   Determination of Estimated Transaction Prices...................  18
      3.2   Payment of Estimated Portfolio Companies Prices.................  19
      3.3   Payment of Estimated PCMM Shares Value..........................  19
      3.4   Closing Interest................................................  20
      3.5   Post-Closing Purchase Price Adjustments.........................  20
      3.6   Special Agreed Price Adjustments................................  24
      3.7   Duna Plaza Extension Price......................................  26
      3.8   Special Provisions relating to Duna Plaza Offices...............  26
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF VENDORS......................  26
      4.1   Organization, Qualification, and Corporate Power................  26
      4.2   Authorization...................................................  27
      4.3   No Conflicts....................................................  27
      4.4   Consents........................................................  27
      4.5   Capitalization..................................................  27
      4.6   Validity of Quotas and Shares...................................  28
      4.7   Articles of Association and Constitutive Documents..............  28
      4.8   Legal Title.....................................................  28
      4.9   Transferability.................................................  29
      4.10  Assigned Shareholders' Loans and Up-Stream Loans................  29
      4.11  Financing Loan Facilities.......................................  29
      4.12  Financial Statements............................................  30
      4.13  Undisclosed Liabilities.........................................  30
      4.14  Events Subsequent to Most Recent Fiscal Period End..............  30
      4.15  Legal Compliance................................................  32
      4.16  Tax Matters.....................................................  32
      4.17  Title of Properties; Absence of Liens and Encumbrances;
            Condition of Equipment..........................................  33
      4.18  Portfolio Centers...............................................  34
      4.19  Intellectual Property...........................................  35
      4.20  Notes and Accounts Receivable...................................  36
      4.21  Insurance.......................................................  36

      4.22  Material Business Contracts  ...................................  36
      4.23  Lease Contracts.................................................  37
      4.24  Fotex Lease Contract............................................  38
      4.25  Power of Attorney...............................................  39
      4.26  Litigation......................................................  39
      4.27  Utilities Charges...............................................  39
      4.28  No Development Risks............................................  39
      4.29  Employees.......................................................  39
      4.30  Environment, Health and Safety..................................  40
      4.31  Intergroup Agreements. .........................................  42
      4.32  Promotions Agreements...........................................  42
      4.33  Complete Copies of Materials....................................  42
      4.34  Full Disclosure.................................................  42
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF KLEPIERRE AND BUYERS..........  42
      5.1   Organization, Qualification, and Corporate Power................  42
      5.2   Authorization...................................................  43
      5.3   No Conflicts....................................................  43
      5.4   Consents........................................................  43
      5.5   Financial Resources.............................................  43
      5.6   Liability.......................................................  43
ARTICLE VI - PRE-CLOSING COVENANTS..........................................  44
      6.1   Operation of Business...........................................  44
      6.2   Notice of Developments..........................................  45
      6.3   Exclusivity.....................................................  46
      6.4   Reasonable Efforts..............................................  47
ARTICLE VII - CLOSING.......................................................  47
      7.1   Closing and Consummation........................................  47
      7.2   Conditions for Closing..........................................  47
      7.3   Acts to be performed at Closing.................................  48
      7.4   Acknowledgement of Closing......................................  49
      7.5   Partial Consummation............................................  49
      7.6   Deferred Closing................................................  50
ARTICLE VIII - ADDITIONAL AGREEMENTS WITH POST CLOSING EFFECT...............  50
      8.1   Post Closing Merger Procedures..................................  50
      8.2   Post Merger Tax Procedure.......................................  50
      8.3   Duna Plaza Extension............................................  54
      8.4   Duna Plaza Offices..............................................  59
      8.5   Re-Organization of Management Company Activities................  59
      8.6   Non-Compete.....................................................  60
      8.7   Non-Solicitation................................................  60
      8.8   Collection of Receivables.......................................  60
      8.9   PCMM Inventory..................................................  60
ARTICLE IX - OTHER AGREEMENTS AND COVENANTS.................................  61
      9.1   Confidentiality.................................................  61

      9.2   Additional Documents and Further Assurances.....................  61
ARTICLE X - WITHDRAWAL OPTION...............................................  61
      10.1  Withdrawal Option...............................................  61
      10.2  Material Adverse Effect Defined.................................  62
      10.3  Right of Withdrawal.............................................  63
      10.4  Withdrawal Notice and Rectification.............................  63
      10.5  Restrictions on Rights of Withdrawal............................  63
      10.6  Consequences of Withdrawal and Termination......................  64
ARTICLE XI - SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS..........  64
      11.1  Representations, Warranties and Covenants.......................  64
ARTICLE XII - INDEMNIFICATION...............................................  65
      12.1  Indemnification by Vendors......................................  65
      12.2  Indemnification by Buyers.......................................  66
      12.3  Notice and Opportunity to Defend................................  67
      12.4  Remedies........................................................  68
      12.5  Certain Limitations.............................................  68
      12.6  Special Indemnities.............................................  69
ARTICLE XIII - TERMINATION..................................................  70
      13.1  Termination of the Agreement....................................  70
      13.2  Effect of Termination...........................................  71
      13.3  Entire Transaction..............................................  71
ARTICLE XIV - MISCELLANEOUS.................................................  71
      14.1  Press Releases and Public Announcements.........................  71
      14.2  Governing Law...................................................  71
      14.3  Dispute Resolution..............................................  72
      14.4  Perfection of Schedules.........................................  73
      14.5  No Third-Party Beneficiaries....................................  73
      14.6  Entire Agreement and Modification...............................  73
      14.7  Amendment.......................................................  73
      14.8  Waivers.........................................................  73
      14.9  Successors and Assigns..........................................  74
      14.10 Counterparts....................................................  74
      14.11 Headings........................................................  74
      14.12 Notices.........................................................  74
      14.13 Severability....................................................  75
      14.14 Expenses........................................................  75
      14.15 Construction....................................................  76
      14.16 Attorneys' Fees.................................................  76
      14.17 Further Assurances..............................................  76
      14.19 Time of Essence.................................................  76
      14.20 Consent to Jurisdiction.........................................
      14.21 Schedules and Exhibit...........................................  76
      14.22 Euro............................................................  76
      14.23 Language........................................................  76

                         FRAMEWORK TRANSACTION AGREEMENT

      THIS FRAMEWORK TRANSACTION AGREEMENT (this "AGREEMENT") is made and entered into on July 30th, 2004, by and among:

      (1) KLEPIERRE S.A., a French "societe anonyme" having its registered head office at Paris, 21 Avenue Kleber 75116, registered in the Paris Trade Register under n(degree) B 780 152 914 ("KLEPIERRE");

      (2) KLEPIERRE HONGRIE S.A.S., a French "societe par actions simplifiee", being a wholly owned subsidiary of Klepierre, having its registered office at Paris, 21 Avenue Kleber 75116, registered in the Paris Trade Register under n(degree) B 442 692 315 ("KLPH");

      (3) LP 7 S.A.S., a French "societe par actions simplifiee", being a wholly owned subsidiary of Klepierre, having its registered office at Paris, 21 Avenue Kleber 75116, registered in the Paris Trade Register under n(degree) B 428 782 486 ("LP7")

      (4) SEGECE (societe en commandite simple), a French subsidiary of Klepierre, having its registered head office at Paris, 21 Avenue Kleber 75116, registered in the Paris Trade Register under n(degree) B 562 100 214 ("SEGECE");

      (5) PLAZA CENTERS (EUROPE) B.V., a Dutch corporation having its registered seat at 239 Keizersgracht, EA1016 Amsterdam, The Netherlands, and registered with the Chamber of Commerce under n(degree) 33248324 ("PCE");

      (6) ELBIT ULTRASOUND NETHERLANDS B.V., a Dutch corporation having its registered seat at 239 Keizersgracht, EA1016 Amsterdam, The Netherlands, and registered with the Chamber of Commerce under n(degree) 27156039 ("EUN");

      (7) SZEGED 2002 KFT., an Hungarian corporation having its registered seat at 59 Andrassy Blvd., H-1067 Budapest, Hungary, and registered with the Court of Registration n(degree) 01-09-712263 ("SZEGED"); and

       (8) PLAZA CENTERS MANAGEMENT B.V., a Dutch corporation and a wholly owned subsidiary of PCE, having its registered seat at 239 Keizersgracht, EA1016 Amsterdam, The Netherlands, and registered with the Chamber of Commerce under n(degree) 34149674 ("PCM-BV").

      Klepierre, KLPH, LP7, Segece, PCE, EUN, Szeged and PCM are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

      A. PCE and EUN are the direct and/or indirect and/or beneficial owners of the entire Equity Rights in and to the Portfolio Companies, and the indirect owners of the entire issued and outstanding Equity Rights in and to PCMM, through PCM-BV;

      B. Each of the Holding Companies is the direct owner of record of the entire Equity Rights in and to the relevant Property Company recorded opposite its name in the Rights Acquisition Schedule;

      C. Each of the Property Companies and each of the Direct Property Companies is the owner of the entire right, title and interest in and to the Portfolio Center recorded opposite its name in the Property Schedule;

      D. PCM-BV is a wholly owned subsidiary of PCE, and the holder of the entire Equity Rights in and to PCMM, which operates and manages each of the Portfolio Centers;

      E. Szeged is a wholly owned subsidiary of PCE and EUN, and the holder of the entire Equity Rights in and to the Direct Property Company known as Szeged Plaza Kft., which in turn is the registered owner of the right, title and interest in and to the "Szeged Plaza" Portfolio Center.

      F. Purchasers desire to acquire from PCE, EUN and Szeged, and PCE, EUN and Szeged desire to sell to Purchasers, the entire Equity Rights in and to the Portfolio Companies, on the terms and subject to the conditions set forth herein;

      G. Segece desires to acquire from PCM-BV, and PCM-BV desires to sell to Segece, fifty percent (50%) of the entire Equity Rights in and to PCMM, on the terms and subject to the conditions set forth herein;

      H. Each of the Parties believes that it is in their respective best interests that the Transactions contemplated hereby be consummated and, in furtherance thereof, has duly approved this Agreement and the Transactions contemplated hereby.

      G. Each of the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

      NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                            ARTICLE I - - DEFINITIONS

      1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the Recitals and in the text of this Agreement.

            (a) "ASSIGNED SHAREHOLDER LOANS" mean all the shareholders loans which remain outstanding as at the Reference Date and which are due and payable by the Contract Companies to PCE and/or EUN, and/or PCM-BV and/or their Affiliates;

            (b) "ASSIGNED SHAREHOLDER LOANS AMOUNTS means, with respect to each of the Assigned Shareholder Loans (i) the entire (100%) aggregate estimated amount of those Assigned Shareholder Loans, which are due and payable by the Portfolio Companies to PCE and/or EUN and/or their Affiliates; and (ii) fifty percent (50%) of the aggregate estimated amount of those Assigned Shareholder Loans which are due and payable by PCMM to PCM-BV and/or its Affiliates; all in the estimated amounts (principal and accrued interest as at the Reference Date) which are specified in the Shareholders Loan Schedule attached hereto as
SCHEDULE 1.1(WWW), subject to verification in terms of the provisions of Section
3.5 below;

            (c) "ACQUIRED PCMM QUOTA" means fifty percent (50%) of the total outstanding Equity Rights in and to PCMM, which are to be acquired by Segece pursuant to the provisions of this Agreement, as detailed and specified in the Rights Acquisition Schedule attached hereto as SCHEDULE 1.1(UUU);

            (d) "AFFILIATE" means any Person that directly or indirectly, through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by voting power, Contract or otherwise;

            (e) "ANCILLARY AGREEMENTS" means all those ancillary agreements and contracts to be concluded between inter alia the Parties or any of them and which are required or necessary for the full and proper execution and perfection of the Transactions provided for in this Framework Agreement, including: (i) the Duna Plaza Turn-Key Development Agreement; (ii) the DPO Interim Agreement; (iii) the PCMM Shareholders Agreement; (iv) the Trademark License Agreement; (v) the OVAG Loan Repayment Agreement; (vi) the various agreements and related documents required for the sale and transfer of the Equity Rights in and to the Portfolio Companies referred to in Section 7.3 below; (vii) the Shareholder Loan Assignment Agreements referred to in Section 7.3 below; and (viii) the Utilities Guarantee; (ix) the EMI Parent Company Guarantee; (x) the Price Adjustment Escrow Agreement; (xi) the EMI First Demand Guarantee referred to in Section 8.2(j) below; and (xii) such other contracts, deeds and documents as are reasonably required by operation of applicable Law in order to give full, valid and proper effect to the intention of the Parties as set forth in this Agreement;

            (f) "ASSUMED FINANCING LOANS" means all those Financing Loans which are to be repaid by the relevant Portfolio Company at the election of Purchasers following the Closing, excluding the OVAG Loans, as specified in the Portfolio Liability Schedule SCHEDULE 1.1(lll);

            (g) "BOOKS AND RECORDS" of any Contract Company means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets of each Contract Company, including without limitation financial statements, ledgers, journals, deeds, title policies, minute books, stock certificates and books, Contracts, Leases, Permits, customer and tenant lists, rent rolls, computer files and programs, retrieval programs, operating data and plans and environmental studies;

            (h) "BUSINESS DAY" shall mean a day other than (i) Saturday and Sunday; and (ii) any day on which banks located in Hungary, France, The Netherlands or Israel are authorized or obligated to close;

            (i) "BUSINESSES" shall mean the respective businesses and operations of each of the Contract Companies and/or each of the Portfolio Centers;

            (j) "BUYERS" shall mean: Purchasers and Segece, acting jointly and severally;

            (k) "BUYERS' ACCOUNTANTS" shall mean: Messrs. Deloittes of Hungary;

            (l) "CLOSING" means the consummation of the Transaction which is to be carried out on the Closing Date in the manner specified in Article VII below and in accordance with its provisions;

            (m) "CLOSING ACCOUNTS" means the Estimated Portfolio Companies Accounts and the Estimated PCMM Accounts;

            (n) "CLOSING DATE" has the meaning set forth in Section 7.1 below;

            (o) "CONTRACT COMPANIES" means the Property Companies, the Direct Property Companies, the Holding Companies and PCMM;

            (p) "DIRECT PROPERTY COMPANIES" means those 4 (four) companies specified in Section B of the Rights Acquisition Schedule attached hereto as
SCHEDULE 1.1(uuu), which are recorded as the owners of the respective Portfolio Centers recorded opposite their names in the Property Schedule attached hereto as SCHEDULE 1.1(ooo), the entire quota of which are to be acquired directly by KLPH from PCE (or, in the case of Szeged Plaza Kft. - from Szeged);

            (q) "DPO INTERIM AGREEMENT" means the agreement to be entered into at the Closing by and among Klepierre, Purchasers, Duna Plaza Rt., and PCE in the form and text attached hereto as SCHEDULE 8.4, which shall govern the respective rights of, and the relations between, the Parties insofar as they pertain to the Duna Plaza Offices;

            (r) "DUNA PLAZA COMPLEX" means the Duna Plaza Shopping Center and the Duna Plaza Offices;

            (s) "DUNA PLAZA EXTENSION" means the proposed extension to the Duna Plaza Shopping Center referred to in, contemplated in, and subject to the provisions of, Section 8.3 below, which is to be constructed by PCE pursuant to the provisions of the Duna Plaza Turn-Key Development Agreement and in accordance with the plans and designs in terms of which the building permit applications were submitted (and in accordance with detailed plans and designs to be agreed);

            (t) "DUNA PLAZA OFFICES" means those areas of the Duna Plaza Complex which are delineated in blue on the plans attached to the DPO Interim Agreement and which : (i) are designated for use and are leased out as office areas (and which shall include the underground parking facilities); (ii) are excluded from the ambit of the Transaction; and (iii) are subject to and shall be governed by the provisions of the DPO Interim Agreement;

            (u) "DUNA PLAZA SHOPPING CENTER" means those areas of the Duna Plaza Complex which are delineated in green on the plans attached to the DPO Interim Agreement and which : (i) are designated for use and are leased and operated as a shopping and entertainment center; and (ii) are included within the ambit of the Transaction and comprise the Duna Plaza Portfolio Center;

            (v) "DUNA PLAZA TURN-KEY DEVELOPMENT AGREEMENT" means the turn-key development and construction agreement which is to be executed by and among Klepierre, Purchasers, Duna Plaza Rt. and PCE following the Closing in respect of the development, construction, lease-up and completion of the Duna Plaza Extension, all as contemplated in and subject to the provisions of Section 8.3 below;

            (w) "EMI" means Elbit Medical Imaging Ltd., of 13 Moses Street, Tel Aviv, Israel, being the ultimate and/or indirect parent company of the Vendors;

            (x) "EMI PARENT GUARANTEE" means the corporate guarantee to be furnished by EMI to Purchasers and Segece at the Closing, in the form and text attached hereto and marked as SCHEDULE 2.7(a);

            (y) "EMPLOYEE" means each employee of the Contract Companies or any of them who is employed in connection with the Businesses;

            (z) "EQUITY RIGHTS" means the equity and voting rights (shares or quotas) in each of the Contract Companies, together with all other rights and interests bestowed by operation of applicable law on the holders thereof, including without limitation the right to receive dividends and other forms of profit distributions, and surplus assets upon liquidation;

            (aa) "ESTIMATED TRANSACTION PRICES" means the aggregate of the Estimated Portfolio Company Prices and the Estimated PCMM Share Value, and as detailed and specified in the Transaction Prices Schedule attached hereto as
SCHEDULE 1.1(bbbb);

            (bb) "ESTIMATED PCMM ACCOUNTS" means the pro forma balance sheet and financial statements in respect of PCMM as of the Reference Date, which have been prepared by PCE in accordance with Hungarian accounting standards, copies of which are attached hereto and marked as SCHEDULE 3.1(a)(i);

            (cc) "ESTIMATED PCMM SHARE VALUE" means the estimated value of the Acquired PCMM Quota which is to be paid by Segece to PCM-BV at the Closing in consideration for the purchase of the Acquired PCMM Quota, calculated in terms of the Estimated PCMM Accounts, but subject to verification and review in terms of the provisions of Sections 3.5 below;

            (dd) "ESTIMATED PORTFOLIO COMPANIES ACCOUNTS" means the pro forma balance sheet and financial statements in respect of all of the Portfolio Companies (including those of the Property Companies) as of the Reference Date, which have been prepared by PCE in accordance with Hungarian accounting standards, copies of which are attached hereto and marked as SCHEDULE 3.1(a)(ii);

            (ee) "ESTIMATED PORTFOLIO COMPANY PRICES" means the estimated prices which are to be paid by Purchasers to PCE, EUN and Szeged respectively at the Closing in consideration for the acquisition of the entire Equity Rights in and to the Portfolio Companies, calculated in terms of the Estimated Portfolio Company Accounts, but subject to verification and review in terms of the provisions of Sections 3.5 below;

            (ff) "EXCLUDED ASSETS" means the Excluded Centers, the Excluded Centers Companies, the Duna Plaza Offices, as well as the other projects and businesses of PCE and/or EUN referred to in Section 2.9 below;

            (gg) "EXCLUDED CENTERS" means the 4 (four) shopping and entertainment centers located within Hungary which are owned and operated by the Excluded Centers Companies, and which are not included within the ambit of the Transaction (subject however to the provisions of Section 8.5(c) below), namely:
Pecs Plaza located in Pecs, Sopron Plaza located in Sopron, Balaton Plaza located in Vezsprem, and Savaria Plaza located in Szombathely;

            (hh) "EXCLUDED CENTERS COMPANIES" means Pecs Plaza Kft., Sopron Plaza Kft., Vezsprem Plaza Kft. and Szombathely Plaza Kft. being wholly owned subsidiaries of PCE and the holders of the right, title and interest in and to each of the Excluded Centers respectively;

            (ii) "EXCLUDED CENTERS FINANCING LOANS" means the loans awarded by the Financing Banks to the Excluded Centers Companies as set forth in the Portfolio Liabilities Schedule(SCHEDULE 1.1(lll));

            (jj) "EXECUTION DATE" means the date of the signing and execution of this Agreement;

            (kk) "FINANCING BANKS" means those banking institutions which have granted credit facilities to the relevant borrowers in respect of the Portfolio Centers, all and more fully detailed and specified in the Portfolio Liability Schedule attached hereto as SCHEDULE 1.1(lll);

            (ll) "FINANCING BANKS SECURITIES" means the securities and collateral granted to the relevant Financing Banks in respect of each of the respective credit facilities, all as more fully detailed and specified in the Portfolio Liabilities Schedule attached hereto as SCHEDULE 1.1(lll);

            (mm) "GOVERNMENTAL BODY" means any (i) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) provincial, state, local, municipal, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or
(iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;

                  (nn) "HOLDING COMPANIES" means the eight (8) special purpose vehicle holding companies which hold 100% of the Equity Rights of the relevant Property Company recorded opposite its name in the Rights Acquisition Schedule attached hereto as SCHEDULE (UUU), the Equity Rights of which are held by PCE and EUN respectively in the proportions indicated in the said Rights Acquisition Schedule, and are to be acquired by KLPH and LP7 in the same proportions;

                  (oo) "INDEBTEDNESS" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person;

                  (pp) "KNOWLEDGE OF VENDORS" shall mean the actual knowledge of the incumbent officers, employees and directors of the Vendors, or of the Contract Companies where relevant, or knowledge which the incumbent officers, employees and directors of the Vendors, or of the Contract Companies where relevant, ought reasonably to have had in the circumstances of any particular matter;

                  (qq) "LAND REGISTRY EXTRACTS" means the official extracts issued by and/or obtained from the Lands Registry Office in respect of each of the Portfolio Centers, which shall each bear a date of issue not earlier than 3 (three) days prior to the Closing Date, and which are to be furnished by Vendors to Purchasers at Closing in terms of the provisions of Section 7.2(a)(iii) below, and which are attached as Exhibit B to the Property Schedule (SCHEDULE 1.1(OOO));

                  (rr) "LAW" means any applicable law (including common law), statute, rule, regulation, ordinance, extension order, or other pronouncement having the effect of law in the Kingdom of The Netherlands or in the Republic of Hungary or any other country or Governmental Body having jurisdiction in matters pertaining to the subject matter of this Agreement;

                  (ss) "LEASE CONTRACT(S)" means with respect to the shops and office premises of the Portfolio Centers (excluding the Duna Plaza Offices), any lease contract and any amendment thereof entered into between the relevant Property Companies and Direct Property Companies, as the case may be, for the use or occupancy of any portion of the Portfolio Centers;

                  (tt) "LIABILITY" means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due);

                  (uu) "LIEN" means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort, other than Permitted Liens;

                  (vv) "MATERIAL ADVERSE EFFECT" shall have the meaning ascribed to it in Section 10.2 below;

                  (ww) "ORDER" means any writ, judgment, decree, injunction, administrative order, directive or similar order or directive of any Governmental Body (in each such case whether preliminary or final);

                  (xx)     "OVAG" means Osterreichische Volksbanken AG of
Vienna;

                  (yy) "OVAG LOANS" means the Financing Loans awarded by OVAG (either alone or jointly with syndicating banks) to D2 Rt., Duna Plaza Rt., Csepel Plaza Kft. and Gyor Plaza Kft., as more fully detailed and specified in the Portfolio Liabilities Schedule attached hereto as SCHEDULE 1.1(LLL), and in the OVAG Loans Repayment Agreement (SCHEDULE 2.3(A))

                  (zz) "OVAG LOANS REPAYMENT AGREEMENT" means the agreement which shall have been concluded on or before the Closing Date by and among OVAG, Purchasers and PCE, the provisions of which shall govern the repayment of the OVAG Loans in full at the Closing, a copy of which is attached hereto and marked as SCHEDULE 2.3(A);

                  (aaa) "PCE" has the meaning set forth in the recitals above;

                  (bbb) "PCE GROUP APPROVALS" means the approval of the Transaction, as incorporated in this Framework Agreement and the Ancilliary Agreements, of the respective Boards of Directors of EMI and each of the Vendors, all of which have been obtained prior to the Execution Date;

                  (ccc) "PCM-BV" has the meaning set forth in the recitals above;

                  (ddd) "PCMM" means Plaza Centers Magyarorszag (Management) Kft., being a company registered pursuant to the Laws of Hungary and bearing registration No. 01-09-680412;

                  (eee) "PCMM SHAREHOLDERS AGREEMENT" means the shareholders agreement to be entered into by and among Segece and PCM-BV at the Closing, which shall govern their relations inter se and their joint relations with PCMM, in the form and text attached hereto as SCHEDULE 2.1(C)(II);

                  (fff) "PCMM UPSTREAM LOANS" means the loan, in the amount of E 2,509,000 as at the Reference Date, which is due and payable by PCE to PCMM, of which an amount of E 1,000,000 will be repaid by PCE to PCMM at Closing in terms of Section 3.3(b) below, subject to verification in terms of the provisions of Section 3.5 below, which shall apply mutatis mutandis;

                  (ggg) "PERMIT" means the licenses, permits, authorizations, registrations, certificates, variances, approvals, consents and franchises and similar rights obtained from governments and any Governmental Body, and any pending applications relating to the foregoing in respect of and/or in connection with the Contract Companies and/or the Portfolio Centers and/or the Businesses and/or the Purchased Assets;

                  (hhh) "PERMITTED LIENS" means (i) all Financing Bank Securities in respect of the Assumed Financing Loans; (ii) with respect to each of the Portfolio Centers, all specific liens, easements and other registered third party rights recorded in the Land Registry Extracts attached hereto as an exhibit to the Property Schedule (SCHEDULE 1.1(OOO)); and (iii), with respect to the Property Companies and the Direct Property Companies, liens arising by operation of law in respect of goods supplied or services rendered in the ordinary course of business consistent with past practice for amounts that are not due and payable as of the Closing Date or being contested in good faith and for which appropriate reserves have been established in the Estimated Portfolio Company Accounts; (iv) in respect of the Portfolio Centers only, legal easements and rights of access mandated by operation of law whether or not recorded in the Land Registry Extracts, which comply with the provisions of Section 4.8(f) below and which do not and may not detract from the value of the relevant Portfolio Center, or from the use, operation of transfer of the relevant Portfolio Center; provided, however, that no liens, encumbrances or other third party rights, other than Financing Bank Securities, shall be permitted against the Equity Rights to be acquired by Buyers pursuant to the provisions of this Agreement;

                  (iii) "PERSON" means any individual, corporation (including any non-profit corporation), company, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity;

                  (jjj) "PORTFOLIO COMPANIES" means the Holding Companies and the Direct Property Companies;

                  (kkk) "PORTFOLIOS CENTERS" means the 12 (twelve) shopping and entertainment centers specified in the Property Schedule, which are fully and validly owned and controlled by the relevant Property Company or the relevant Direct Property Company recorded opposite its name (and including land reserves and/or extensions owned by Duna Plaza Rt. and Kapsovar Plaza Kft. respectively which are adjacent to the existing Portfolio Centers, but subject to the provisions of Section 8.3(e) below), as set forth in detail in the Property Schedule as attached hereto as SCHEDULE 1.1(OOO);

                  (lll) "PORTFOLIO LIABILITIES SCHEDULE" means the schedule attached hereto and marked as SCHEDULE (LLL), setting out the details and particulars of the Assumed Financing Loans, the OVAG Loans and the Excluded Centers Financing Loans;

                  (mmm) "PRICE ADJUSTMENT ESCROW AGREEMENT" means the escrow agreement to be concluded on or before the Closing by and among Purchasers, PCE and OVAG as escrow agent, pursuant to which an escrow fund will be created as security for any price adjustments which may be required pursuant to the provisions of Section 2.6 below, in the form and text attached hereto as
SCHEDULE 2.6(A);

                  (nnn) "PROPERTY COMPANIES" means each of the eight (8) special purpose vehicle companies which are recorded as the owners of the respective Portfolio Centers recorded opposite their names in the Property Schedule attached hereto as SCHEDULE 1.1(OOO), the entire Equity Rights of which are held by the relevant Holding Company recorded opposite its name in the Rights Acquisition Schedule attached hereto as SCHEDULE 1.1(UUU);

                  (ooo) "PROPERTY SCHEDULE" means the schedule attached hereto as SCHEDULE 1.1(OOO) setting out the details and particulars of the Portfolio Centers, and including the floor plans of each of the Portfolio Centers appendixed thereto as exhibits;

                  (ppp) "PURCHASERS" shall means KLPH and LP7, jointly and severally, and shall be deemed to include their successor or assign pursuant to
Section 14.9 below;

                  (qqq) "PURCHASED ASSETS" means, refers to and includes all the equipment, machinery, properties, rights, titles, assets (tangible and intangible) and other interests which are owned, used or held for use by the relevant Contract Companies and/or the relevant Portfolio Centers related to and/or in connection with the relevant Businesses;

                  (rrr) "PURCHASERS GROUP APPROVALS" means the approval of the Transactions, as incorporated in this Framework Agreement and the Ancillary Agreements, of the respective supervisory boards of Klepierre and and Segece, both of which have been obtained prior to the Execution Date;

                  (sss)    "REFERENCE DATE" means June 30, 2004;

                  (ttt) "REPRESENTATIVES" means, with respect to a Person, that Person's officers, directors, employees, accountants, legal counsel, agents and other representatives;

                  (uuu) "RIGHTS ACQUISITION SCHEDULE" means the schedule of the Equity Rights to be acquired by Purchasers and Segece pursuant to the provisions of this Agreement attached hereto and marked as SCHEDULE 1.1(UUU);

                  (vvv) "SEGECE" shall have the meaning set forth in the recitals above;

                  (www) "SHAREHOLDER LOAN SCHEDULE" means the schedule attached hereto as SCHEDULE 1.1(WWW), specifying : (i) each of Assigned Shareholder Loans and each of the estimated Assigned Shareholder Loans Amount (principal and interest as at the Reference Date) and (ii) each of the Up-Stream Loans and each of the Up-Stream Loans Amounts (principal and interest as at the Reference Date);

                  (xxx) "TRADEMARK LICENSE AGREEMENT" means the agreement to be entered into by and among, inter alia, Klepierre, Purchasers and PCE at the Closing, in terms of which PCE shall award a license for the use of the "Plaza Centers" tradename and logo, on the terms and conditions specified therein, in the form and text attached hereto as SCHEDULE 1.1(XXX);

                  (yyy) "TRANSACTIONS" means the transactions which are the subject matter of this Framework Agreement and the Ancillary Agreements;

                  (zzz) "TRANSACTION APPROVALS" means all those approvals which are required for the consummation of the Transaction are detailed and specified in Section 7.2(a) below, namely : (i) the Financing Banks Approvals;
(ii) the Waivers and Consents; and (iii) the COH Approval (as defined in Section 7.2(a)(i) below);

                  (aaaa) "TRANSACTION COMPANIES" means the Portfolio Companies and PCMM;

                  (bbbb) "TRANSACTION PRICES SCHEDULE" means the schedule setting forth the Estimated Transaction Prices attached hereto and marked as
SCHEDULE 1.1(BBBB);

                  (cccc) "TRIPLE NET RENTS" shall have the meaning, and shall be calculated in according with the methodologies, as provided for in SCHEDULE 3.1(B)(I);

                  (dddd) "UTILITIES GUARANTEE" means the guarantee to be furnished by PCE to Purchasers at the Closing in terms of the provisions of
Section 2.5 below and in the form and text attached hereto as SCHEDULE 2.5(B);

                  (eeee) "UP-STREAM LOANS" means all loans which remain outstanding as at the Reference Date, and which are due and payable by the PCE and/or any of its Affiliates to any of the Contract Companies (but excluding the PCMM Upstream Loan), all, as specified in the Shareholder Loan Schedule (SCHEDULE 1.1(WWW)), subject to verification in terms of the provisions of
Section 3.5 below, which shall apply mutatis mutandis;

                  (ffff) "UP-STREAM LOANS AMOUNT" means, with respect to any of the Up-Stream Loans, the amount which remain outstanding as at the Reference Date;

                  (gggg) "VENDORS" means PCE, EUN, Szeged and PCM-BV, acting jointly and severally;

                  (hhhh) "WAIVERS AND CONSENTS" means the waivers and consents to be furnished by the Financing Banks in respect of the Transactions, which are to be obtained on or before the Closing, copies of which are attached hereto as
SCHEDULE 7.2(A)(II);

                            ARTICLE II - TRANSACTIONS

         2.1      Purchase and Sale of the Contract Companies.

                  (a) Purchase and Sale of Holding Companies. Upon the terms and subject to the conditions set forth herein, at the Closing : (i) KLPH shall irrevocably purchase from PCE, and PCE shall irrevocably sell, convey, transfer, assign and deliver to KLPH, the Equity Rights held by PCE (representing at the date hereof and on the Closing Date 96.6% of the entire Equity Rights) in and to all of the Holding Companies (excluding D2 Rt.) as indicated in the Rights Acquisition Schedule, free and clear of all Liens except for Financing Bank Securities; and (ii) LP7 shall irrevocably purchase from EUN, and EUN shall irrevocably sell, convey, transfer, assign and deliver to LP7, the Equity Rights held by EUN (representing at the date hereof and on the Closing Date 3.4% of the entire Equity Rights) in and to all of the Holding Companies (excluding D2 Rt.) as indicated in the Rights Acquisition Schedule, free and clear of all Liens except for Financing Bank Securities; and (iii) KLPH shall irrevocably purchase from PCE, and PCE shall irrevocably sell, convey, transfer, assign and deliver to KLPH, the Equity Rights held by PCE in D2 Rt. (representing at the date hereof and on the Closing Date 99.5% of the entire Equity Rights of D2 Rt.), free and clear of all Liens except for Financing Bank Securities; and (iv) LP7 shall irrevocably purchase from EUN, and EUN shall irrevocably sell, convey, transfer, assign and deliver to LP7, the Equity Rights held by EUN in D2 Rt. (representing at the date hereof and on the Closing Date 0.5% of the entire Equity Rights of D2 Rt.), free and clear of all Liens except for Financing Bank Securities.

                  (b) Purchase and Sale of Direct Property Companies. Upon the terms and subject to the conditions set forth herein, at the Closing, KLPH shall irrevocably purchase from PCE and Szeged, and PCE and Szeged shall irrevocably sell, convey, transfer, assign and deliver to KLPH, the entire Equity Rights (100%) in and to all of the Direct Property Companies, free and clear of all Liens except for Financing Bank Securities.

                  (c)      Purchase and Sale of Acquired PCMM Quota.

                           (i)      Upon the terms and subject to the conditions
set forth herein, at the Closing, Segece shall irrevocably purchase from PCM-BV, and PCM-BV shall irrevocably sell, convey, transfer, assign and deliver to Segece, the Acquired PCMM Quota (constituting 50% of the entire Equity Rights of
PCMM) free and clear of all Liens except for Financing Bank Securities, if any;

                           (ii)     At the Closing, PCM-BV and Segece shall
enter into the PCMM Shareholders Agreement in the form and text attached hereto as SCHEDULE 2.1(C)(II), which shall govern their mutual relations inter se as the quotaholders of PCMM, and the relations between them and PCMM.

                  (d) Assignment and Transfer of Assigned Shareholder Loans. Upon the terms and subject to the conditions set forth herein, at the
Closing:

                           (i)      PCE shall assign, transfer and make over to
KLPH, and KLPH shall accept the assignment and transfer to it, of all the outstanding Assigned Shareholder Loans recorded in the Books and Records of the the relevant Holding Company and/or the relevant Direct Property Company (and the relevant Property Company, if any) as an Indebtedness due and payable to PCE and/or EUN and/or Szeged, as the case may be, or their Affiliates (all as detailed and specified in the Shareholder Loan Schedule attached as SCHEDULE 1.1(WWW)). The Assigned Shareholders' Loans so assigned shall be free and clear of all Liens, except for Financing Bank Securities.

                           (ii)     PCM-BV shall assign, transfer and make over
to Segece, and Segece shall accept the Assigned Shareholder Loans recorded in the Books and Records of PCMM as an Indebtedness due and payable by PCMM to PCM-BV or its Affiliates (as detailed and specified in the Shareholder Loan Schedule attached as SCHEDULE 1.1(WWW)). The Assigned Shareholders' Loans so assigned to Segece shall be free and clear of all Liens, except for Financing Bank Securities.

                           (iii)    In the event that the recorded creditor of
any Indebtedness which is to be assigned as an Assigned Shareholders Loan in terms of this Section is an Affiliate of Vendors, then and in such event the relevant Vendor shall cause such Affiliate to execute the relevant Deed of Loan Assignment so as to effect the assignment of the Assigned Shareholders Loan as contemplated in terms of this Section.

                  (e)      Transfer of the Up-Stream Loans

                           (i)      At the Closing, and subject to the execution
and perfection of the assignment of the Assigned Shareholder Loans as aforesaid and subject to the payment by PCE to KLPH of a amount equal to aggregate amount of all of the Up-Stream Loans Amounts (such payment to be effected by way of set off against the aggregate amount of Assigned Shareholder Loans Amounts which shall be due and payable at Closing by KLPH to PCE as consideration for the assignment of the Assigned Shareholder Loans), KLPH shall assume the obligations of PCE under each of the Up-Stream Loans; in this respect, PCE, KLPH and the relevant Contract Companies shall execute at Closing an assignment of debt and substitution agreement effecting such substitution and releasing PCE of all and any payment obligations under the Up-Stream Loans.

                           (ii)     At the Closing, and subject to the execution
and perfection of the assignment of the Assigned Shareholder Loans as aforesaid, Vendors represent and warrants that no amount shall remain owed by any of the Contract Companies to any of the Vendors and/or any of their Affiliate, under any Assigned Shareholder Loan, and more generally under any agreement or otherwise. In this respect the

Vendors, on the one hand and the relevant Contract Companies on the other hand shall execute at Closing a general waiver and release, whereby Vendors and their Affiliates shall irrevocably and unconditionally release the Contract Companies from all and any Liabilities in respect of the Assigned Shareholder Loans and from any other Indebtedness, and shall irrevocably waive all past present or future claims against the Contract Companies pertaining to the repayment of the Assigned Shareholder Loans.

                           (iii)    At Closing, and subject to the payment by
the Vendors to the Buyers by way of set-off against the Up-Stream Amount as set forth in this Agreement, and subject to the provisions of Section 4.10(b) below, the Buyers and the Contracts Companies shall irrevocably and unconditionally release Vendors from all and any Liabilities and Indebtedness in respect of Up-Stream Loans.

         2.2      Financing Loan Facilities.

                  The Parties record that each of the Property Companies and each of the Direct Property Companies has entered into Financing Loan Facilities with the Financing Banks, as more fully detailed and specified in the Portfolio Liability Schedule attached hereto and marked as SCHEDULE 1.1(LLL).

         2.3      Re-payment of OVAG Loans and Release of Securities.

                  (a) With respect to the repayment of the OVAG Loans in their entirety at the Closing, Klepierre, Purchasers, PCE, and OVAG shall on or before the Closing Date enter into that certain OVAG Loans Repayment Agreement in the form and text attached hereto as SCHEDULE 2.3(A), whereby, subject to the consummation of the Transactions at the Closing:

                           (i)      Purchasers shall deposit into an escrow
account opened in their names with OVAG the full amount required to repay the OVAG Loans in full;

                           (ii)     PCE shall cause that amount required to
execute full repayment of the Financing Loans extended by OVAG to Pecs Plaza Kft. And to Sopron Plaza Kft. ("THE EXCLUDED CENTER OVAG LOANS") to be deposited into a special deposit account;

                           (iii)    OVAG shall be furnished with irrevocable
instructions that upon the delivery to the representative of OVAG attending the Closing of the Acknowledgement of Closing referred to in Section 7.4 below, the funds held in the special deposit accounts referred to hereinabove shall be applied to the immediate repayment of the OVAG Loans and the Excluded center OVAG Loans; and

                           (iv)     OVAG shall unconditionally release and
terminate all collateral held by it as security for the repayment of the OVAG Loans and the Excluded Center OVAG Loans.

                  (b) In respect of all Assumed Financing Loans, Purchasers declare that it is their intention to cause the full repayment of the Assumed Financing Loans on the next regularly scheduled payment date under the relevant Financing Loan Facilities as set forth in the Portfolio Liabilities Schedule attached as SCHEDULE 1.1(LLL). Pending repayment of the Assumed Financing Loans as aforesaid, Purchasers undertake that they shall refrain from committing any act, deed or omission which may give rise or result in an Event of Default or a potential Event of Default under the relevant Financing Loan Facilities, and which may thereby trigger the exercise of cross collateral against the Excluded Centers and/or the Excluded Center

Companies. In this regard, Purchasers shall indemnify Vendors and/or the Excluded Centers Companies as provided in Section 12.2 below .

         2.4 Release of Cross Collateralization. PCE hereby undertakes to cause that by not later than the Closing Date it shall cause all the Financing Loans taken out by Sombathely Plaza Kft. in respect of the Savaria Portfolio Center to be either repaid in full or refinanced in such manner that with effect from the Closing none of the Contract Companies and/or the Portfolio Centers and/or the Purchased Assets will be encumbered in any manner or form, or subject to any Liens, in respect of and/or pertaining to and/or which may serve as collateral for the repayment of all and any loans and other forms of credit facilities taken out by the Sombathely Plaza Kft. in respect of the Savaria Portfolio Center or otherwise, whether past or future. In this respect, PCE shall deliver at Closing a certificate signed by the relevant banks and reasonably satisfactory to the Buyers, which shall confirm such repayment or refinancing as described above has been fully effected.

         2.5      Utilities Guarantee

                  (a) On Closing Date, PCE shall deliver the Utilities Guarantee to Purchasers. The Utilities Guarantee shall be an autonomous, irrevocable and unconditional first demand bank guarantee issued by Magyar Kulkereskedelmi Bank Rt. of Hungary, or another reputable bank acceptable to Purchasers in their sole discretion (such discretion not to be unreasonably exercised).

                  (b) The Utilities Guarantee shall be in the form and text attached hereto as SCHEDULE 2.5(B), and shall fully guarantee that the annual pre-tax net revenues deriving from the sale of electricity only to the tenants of the Portfolio Centers [(including from the Duna Plaza Offices)] and which are recorded by all the Property Companies and the Direct Property Companies in the aggregate, after the deduction of direct costs ("UTILITIES REVENUES"), shall be in a minimum amount equal to E 1.246 million (one million two hundred and forty six thousand Euro) (the "MINIMUM ANNUAL UTILITIES REVENUES") with respect to each of the consecutive six calendar years commencing as and from the 4th anniversary of the Closing Date (the "GUARANTEED YEARS"). The total value of the Utilities Guarantee shall be in the amount of E 7.476 million (seven million four hundred and seventy six thousand Euro), which amount shall be reduced as provided in the Utilities Guarantee.

                  (c) Purchasers may not exercise the Utilities Guarantee in respect of any Guaranteed Year unless and until they shall have furnished PCE with a written demand to execute payment of the Utilities Shortfall in respect of the relevant Guaranteed Year (which demand shall be accompanied by a copy of the auditors report referred as provided in the Utilities Guarantee, and PCE shall have failed to execute such payment within 10 (ten) Business Days of its receipt of such written demand; and

                  (d) Buyers undertake to ensure that the Property Companies and the Direct Property Companies, as well as PCMM following the exercise of the call option or the put option provided for in the PCMM Shareholders Agreement, shall act in good faith in determining the margins between the prices for the bulk acquisition of electricity and the prices for the re-sale of electricity to the tenants of the Portfolio Centers, and shall refrain from any act which would deliberately and unreasonably reduce the amount of the Utilities Revenues (and consequently increase the amount of the Utilities Shortfall) and thereby unfairly prejudice PCE's payment obligations pursuant to the provisions of this Section.

                  (e) For the avoidance of doubt, in the event that the Property Companies and/or the Direct Property Companies shall sell the existing transformator stations and relay stations to the electricity supplier at any time during the Guaranteed Years, then and in such event the revenues deriving from such sales of the transformator stations and relay stations shall be included in the Utilities Revenues.

         2.6      Price Adjustment Escrow Deposit

                  (a) On or before the Closing Date, Purchasers, PCE and Magyar Kulkereskedelmi Bank Rt shall execute the Price Adjustment Escrow Agreement in the form and text attached hereto as SCHEDULE 2.6(A).

                  (b) The Price Adjustment Escrow Agreement shall provide for the creation of an escow fund to be held by OVAG in escrow, and which shall act as security for the repayment to Purchasers of a certain portion of the Estimated Portfolio Companies Prices (or the Final Definitive Portfolio Companies Prices following Verification under Section 3.5 below) in the circumstances provided for in Section 8.2 below.

         2.7      Parent Guarantees

                  (a) On Closing Date, PCE shall cause EMI to furnish Buyers with the EMI Parent Guarantee in the form and text attached hereto as
SCHEDULE 2.7(A), in terms of which EMI shall guarantee the fulfillment by Vendors of their obligations and undertakings pursuant to the provisions of this Agreement and the Ancillary Agreements. The EMI Parent Guarantee shall remain valid until the fulfillment by the Vendors of all of their payment obligations under this Agreement and the Ancillary Agreements.

                  (b) By affixing its signature to this Framework Agreement, Klepierre hereby unconditionally guarantees the full, prompt, timely and complete performance by Buyers of all of their undertakings, obligations and duties in accordance with the terms and conditions of this Agreement and/or the Ancillary Agreements, and undertake to indemnify Vendors against all losses, reasonable costs, charges and expenses which they may sustain or incur by reason of the failure of the Buyers or any of them to perform their obligations and undertakings in whole or in part, and in a timely manner. Klepierre undertakes that it shall not avail itself of the rights afforded to it in terms of Article 7-III of the Articles of Association of Segece.

         2.8      Excluded Portfolio Centers and Rights of First Offer

                  (a) It is specifically hereby agreed and understood that each of the Excluded Centers which are owned by direct and wholly owned subsidiaries of PCE) are all excluded from the ambit of the Transaction.

                  (b) With respect to each of the Excluded Centers (as defined), PCE hereby grants to Purchasers a right of first offer, which remain valid and binding for a period of 5 (five) years following the Closing Date, in the event that PCE may consider transferring directly or indirectly the relevant Excluded Center to an unrelated third party which is not a Group Affiliate of PCE ("POTENTIAL PURCHASER"). The following provisions shall govern the said rights of first offer, namely:

                           (i)      In the event that PCE shall consider the
transfer of an Excluded Center to a Potential Purchaser, it shall be required to furnish Purchasers with 60 (sixty) days advance written notice of its intention to transfer the relevant Excluded Center, and specifying the terms and conditions upon which it would be agreeable to the sale of the relevant Excluded Center, and attaching a form of Sale and Purchase Agreement incorporating such terms and conditions ("NOTICE OF FIRST OFFER").

                           (ii)     Purchasers shall have the right, by not
later than the sixtieth (60th) day following their receipt of the Notice of First Offer ("OFFER EXPIRY DATE") to accept the offer on the terms and conditions specified in the Notice of First Offer by written notice to PCE to be delivered to PCE not later than the close of business (17h00 Amsterdam time) on the Offer Expiry Date ("ACCEPTANCE NOTICE").

                           (iii)    PCE undertakes to afford Purchasers a
reasonable opportunity to conduct due diligence investigations in respect of the relevant Excluded Center (and, as the case may be of the Excluded Center Company or any other relevant company), provided that such investigations are concluded prior to the Offer Expiry Date.

                           (iv)     Upon receipt of an unconditional Acceptance
Notice, Purchasers and PCE (or its group Affiliate, where relevant) shall execute the Sale and Purchase Agreement in the form attached to the Notice of First Offer, and same not later than 10 (ten) Business Days following the date of receipt of the Acceptance Notice (subject to obtaining the approval of the Hungarian Competition Office, if required).

                           (v)      In the event that Purchasers decline to
accept the offer, or are deemed to have so declined, then and in such event PCE shall be free to transfer the relevant Excluded Center to any Potential Purchaser within a 6 (six) month period following the Offer Expiry Date, under terms and conditions which shall not be more favorable for the Potential Purchaser than those offered to Purchasers.

                           (vi)     For the avoidance of doubt:

                                    (1)      Failure by Purchasers to deliver
                                             the Acceptance Notice to PCE as
                                             aforesaid shall be deemed to
                                             constitute a refusal by Purchasers
                                             to accept the offer;

                                    (2)      Delivery of an Acceptance Notice
                                             which is subject to certain
                                             conditions, or which deviates from
                                             the terms and conditions of the
                                             Notice of First Offer, shall be
                                             also deemed to constitute a refusal
                                             by Purchasers to accept the offer.

                                    (3)      Upon receipt of a conditional
                                             Acceptance Notice, or an Acceptance
                                             Notice which deviates from the
                                             terms and conditions specified in
                                             the Notice of First Offer, PCE
                                             shall be entitled, but not obliged,
                                             to conduct negotiations with
                                             Purchasers in good faith with a
                                             view to reaching agreement on the
                                             purchase and sale of the relevant
                                             Excluded Center. If PCE elects to
                                             conduct such negotiations, and if
                                             the parties fail to reach agreement
                                             within a period of 30 (thirty) days
                                             following the date of receipt of
                                             the original Acceptance Notice,
                                             then and in such event the
                                             provisions of Section 2.8(b)(v)
                                             above shall apply.

                                    (4)      In the event that PCE wishes to
                                             transfer the relevant Excluded
                                             Center to the Potential Purchaser
                                             on terms and conditions which are
                                             more favorable to the Potential
                                             Purchaser than those offered by
                                             Purchasers in their original
                                             Acceptance Notice, then and in such
                                             event PCE shall be obliged to
                                             furnish Purchasers with an amended
                                             Notice of First Offer incorporating
                                             identical terms and conditions
                                             offered by the Potential Purchaser,
                                             and the provisions of this Section
                                             2.8(b) shall apply mutatis mutandis
                                             to such amended Notice of First
                                             Offer; and

                                    (5)      In the event that the PCE and any
                                             Potential Purchaser shall fail to
                                             execute definitive agreements for
                                             the purchase and sale of the
                                             relevant Excluded Center within 6
                                             (six) months from the Offer Expiry
                                             Date, as aforesaid, then and in
                                             such event any subsequent sale of
                                             the relevant Excluded Center shall
                                             be subject to the rights of
                                             Purchasers in terms of this
                                             Section.

         2.9      Other Excluded Assets

                  (a) The Transaction which is the subject matter of this Agreement also specifically excludes: (i) the Duna Plaza Offices, which shall be separated from the Duna Plaza Shopping Center in the manner and subject to the terms and provisions of the DPO Interim Agreement as contemplated in Section 8.3 below; (ii) all and any shopping and entertainment centers owned, controlled or operated by PCE and/or its Affiliates, whether directly or indirectly or whether wholly or partially, located outside the boundaries of Hungary, including without limitation: Poland, the Czech Republic, Greece, Latvia and Israel; and
(iii) any other businesses of PCE and its Affiliates in Hungary or elsewhere, including the "Obuda Project".

         2.10     Taxes.

                  (a) Purchasers shall bear all acquisition or transfer taxes, if applicable, which are imposed in any jurisdiction by operation of applicable Law on buyers with respect to the acquisition of the Equity Rights of the Transaction Companies contemplated in this Agreement.

                  (b) PCE shall bear all taxes, if applicable, imposed in any jurisdiction by operation of applicable Law on sellers with respect to the sale of the Equity Rights of the Transaction Companies contemplated in this Agreement.

                  (c) PCE shall bear all income or capital gains taxes which may be imposed upon it in any jurisdiction by operation of applicable Laws in respect of the consummation of the Transaction.

         2.11 Stamp Duty. Stamp duty related to this Transaction imposed under applicable Law in Hungary, if any, shall be borne equally by Purchasers, on the first hand, and PCE and EUN and the second hand. For the avoidance of doubt, stamp duties which may be imposed upon Purchasers under French Law are subject to the provisions of Section 2.10(a) above.

                ARTICLE III - TRANSACTION PRICE AND VERIFICATIONS

         3.1      Determination of Estimated Transaction Prices.

                  (a) On the basis of the Closing Accounts delivered by PCE to Buyers on or about May 31st, 2004, the Parties have by mutual agreement determined the Estimated Transaction Prices comprised of: (i) the Estimated Portfolio Company Prices in respect of each Portfolio Company calculated in accordance with the Estimated Portfolio Companies Accounts attached as SCHEDULE 3.1(A)(I); and (ii) the Estimated PCM Shares Value calculated in terms of the Estimated PCMM Accounts attached as SCHEDULE 3.1(A)(II); all as detailed and specified in the Transaction Price Schedule attached hereto and marked as
SCHEDULE 1.1(BBBB).

                  (b) The Parties record and declare that the Estimated Transaction Prices have been determined by mutual agreement in accordance with:
(i) the methodology for the calculation of the Triple Net Rents attached as
SCHEDULE 3.1(B)(I); (ii) the Restated Net Asset Methodology attached as SCHEDULE 3.1(B)(II); and (iii) the Methodology for the Valuation of PCMM attached as
SCHEDULE 3.1(B)(III).

                  (c) It is specified that, inasmuch as the net asset value of Zalaegerszeg Plaza Kft. is in the negative, the Parties have agreed that:
(i) the price to be paid at Closing by KLPH to PCE in respect of the acquisition of the Equity Rights in and to Zalaegerszeg Plaza Kft. shall be fixed at the nominal amount of E 1.- (one Euro); and (ii) the price to be paid by KLPH to PCE in consideration for the assignment of the Assigned Shareholder Loans due and payable by Zalaegerszeg Plaza Kft. to PCE shall be equal to Assigned Shareholder Loan Amount of such Assigned Shareholder Loans as specified in the Shareholders Loan Schedule less the amount by which the Estimated Portfolio Companies Price for Zalaegerszeg Plaza Kft. is negative.

                  (d) The Transaction Prices Schedule (SCHEDULE 1.1(BBBB)) shall detail and determine (subject to adjustment and verification in terms of Sections 3.5 and 3.6 below):

                           (i)      the agreed price to be paid by KLPH to PCE
in respect of the acquisition PCE's Equity Rights representing 99.5% in D2 Rt. and 96.6% in each of the remaining Holding Companies and in each of the Direct Property Companies;

                           (ii)     the Assigned Shareholder Loan Amount to be
paid by KLPH to PCE and/or its Affiliates in respect of the assignment of the Assigned Shareholder Loans recorded in the Books and Records of each of the Holding Companies and the Direct Property Companies in accordance with the Shareholders Loan Schedule; it being specified, however, that in respect of each Holding Company and Direct Property Company where Up-Stream Loans exist, part of the Assigned Shareholder Loan Amount shall be paid by way of set off against the amount of the Up-Stream Loan Amounts which are to be transferred and assigned by PCE to KLPH as set forth in Section 2.1(e) above;

                           (iii)    the agreed price to be paid by LP7 to EUN in
respect the acquisition EUN's Equity Rights representing 0.5% in D2 Rt., and 3.4% in each of the remaining Holding Companies;

                           (iv)     the agreed price to be paid by KLPH to
Szeged in respect of the acquisition Szeged's Equity Rights in the Direct Property Company known as Szeged Plaza Kft.;

                           (v)      the Assigned Shareholder Loan Amount to be
paid by KLPH to Szeged in respect of the assignment of the Assigned Shareholder Loans recorded in the Books and Records of Szeged Plaza Kft, in accordance with the Shareholders Loan Schedule.;

                           (vi)     the agreed price to be paid by Segece to
PCM-BV in respect of the acquisition of the Acquired PCMM Quota; and

                           (vii)    the Agreed DPO Value.

         3.2      Payment of Estimated Portfolio Companies Prices.

                  (a) At the Closing, on the terms and subject to the conditions set forth in this Agreement, as full payment for -

                           (i)      the transfer of the entire Equity Rights in
and to the Portfolio Companies by PCE, EUN and Szeged to Purchasers, Purchasers shall pay to PCE, EUN and Szeged respectively the aggregate total of the Estimated Portfolio Companies Prices determined in terms of Section 3.1(d)(i),
(iii) and (iv) above and subject to the provisions of Section 3.1(c) above (less the Agreed DPO Value, which shall be paid by way of set off as set forth in the DPO Interim Agreement; and

                           (ii)     the assignment of each of the Assigned
Shareholder Loans, Purchasers shall pay to PCE, EUN and Szeged, as the case may be, the Assigned Shareholder Loan Amounts determined in Section 3.1(d)(ii) above;

                  (b) Payment of the Estimated Portfolio Companies Prices (less the Agreed DPO Value as aforesaid) and the Assigned Shareholder Loan Amounts (after deduction of the Up-Stream Loans Amounts) shall be effected by wire transfer of immediately available funds in Euro to such account or accounts as PCE may direct in its irrevocable payment instructions to be furnished to KLPH and LP7 at least two Business Days before Closing in terms of Section 7.3(l) below.

         3.3      Payment of Estimated PCMM Shares Value.

                  (a) At the Closing, on the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Acquired PCMM Quota by PCM-BV to Segece, Segece shall pay to PCM-BV the full amount of the Estimated PCMM Shares Value determined in terms of Section 3.1 above;

                  (b) The following provisions shall govern the status of the PCMM Up-Stream Loan on and after Closing:

                           (i)      At Closing, PCE shall furnish Segece with
its payment instructions, whereby out of the Estimated PCMM Shares Value, an amount of E 1,000,000 (one million Euro) will be transferred directly by Segece to PCMM on behalf of PCE as partial repayment of the PCMM Up-Stream Loan, following which the outstanding balance of the PCMM Up-Stream Loan will be approximately E 1,509,000 (one million five hundred and nine thousand Euro)(the "REDUCED PCMM UP-STREAM LOAN");

                           (ii)     At Closing, PCE shall, with the consent of
PCMM, assign 50% of the liability to repay the Reduced PCMM Up-Stream Loan in the amount of approximately E 755,000 (seven hundred and fifty five thousand
Euro) to Segece, in consideration for which PCE shall pay to Segece an equivalent amount by way of set-off against the Estimated PCMM Shares Value. In this regard, PCE and Segece shall execute a deed of assignment and substitution in order to accomplish this assignment, following which the outstanding amount of the Reduced PCMM Up-Stream Loan due and payable by PCE shall be approximately E 755,000 (seven hundred and fifty five thousand Euro)(the "REMAINING PCMM UP-STREAM LOAN");

                           (iii)    Simultaneously, PCE shall assign to PCM-BV
the full amount of the Remaining PCMM Up-Stream Loan in terms of a deed of assignment and substitution; and

                           (iv)     Following the execution of the steps set
forth in this Section 3.3(b), each of Segece and PCM-BV will be indebted to PCMM in an amount of approximately E 755,000 (seven hundred and fifty five thousand
Euro), which loans shall bear interest as provided in the PCMM Shareholders
Agreement.:

                  (c) Subject to the provisions of Section 3.3(b) above, payment of the Estimated PCMM Shares Value shall be effected by wire transfer of immediately available funds in Euro to such account or accounts as PCM-BV may direct in its irrevocable payment instructions to be furnished to Segece by PCM-BV at least two Business Days before Closing in terms of Section 7.3(m) below.

         3.4 Closing Interest. The Estimated Transaction Prices (less the Agreed DPO Value, and after deduction of the Up-Stream Loan Amounts to be paid at Closing shall be paid together with interest calculated at EURIBOR for three
(3) month deposits in Euro applicable on July 1st, 2004, plus 185 base points,
(i) multiplied by the number of days which shall have elapsed between the Reference Date and the actual Closing Date and (ii) divided by 365.

         3.5      Post-Closing Purchase Price Adjustments.

         Verification of Estimated Transaction Prices.

                  (a) Within sixty (60) days following the Closing Date (such period hereinafter referred to as the "VERIFICATION PERIOD"), the Vendors will prepare :

                           (i)      the financial statements of each of the
Contract Companies (excluding PCMM) in accordance with Hungarian accounting standards as at the Reference Date (June 30, 2004) (the "DEFINITIVE PORTFOLIO COMPANIES ACCOUNTS"); and

                           (ii)     the financial statements of PCMM , in
accordance with Hungarian accounting standards as at the Reference Date (June 30, 2004) (the "DEFINITIVE PCMM ACCOUNTS").

                  (b) By not later than the last day of the Verification Period, the external auditors of Vendors (who shall be numbered amongst the "Big Four") shall carry out and complete an audit of the Definitive Portfolio Company Accounts and the Definitive PCMM Accounts.

                  (c) On the basis of the Definitive Portfolio Company Accounts and the Definitive PCMM Accounts, during the Verification Period PCE on behalf of the Vendors will calculate:

                           (i)      the definitive prices to be paid by KLPH and
LP7 to PCE, EUN and Szeged respectively in respect of each of the Portfolio Companies based upon the Definitive Portfolio Companies Accounts, in accordance with the formula set forth in SCHEDULE 3.1(B)(II) (the "DEFINITIVE PORTFOLIO COMPANIES PRICES" ); and

                           (ii)     the definitive price to be paid by Segece to
PCM-BV in respect of the purchase of the Acquired PCMM Quota, based on the Definitive PCMM Accounts, in accordance with the formula set forth in SCHEDULE 3.1(B)(III) (the "DEFINITIVE PCMM SHARES VALUE"); and

                           (iii)    the definitive prices to be paid by KLPH to
PCEin respect of each of the Assigned Shareholder Loans, in accordance with the principles set forth in this Section 3.1 (the "DEFINITIVE ASSIGNED SHAREHOLDER LOANS PRICES"

                           (iv)     those adjustments which are to be made to
the Estimated Transaction Prices pursuant to the provisions of Section 3.5(o) below (the "PRICE ADJUSTMENTS").

                  (d) The Parties shall reasonably cooperate with the Transaction Accountants during the Verification Period in order to enable the auditing of the audited Definitive Portfolio Companies Accounts and the audited Definitive PCMM Accounts.

                  (e) The reasonable cost of the auditing of the Definitive Portfolio Companies Accounts and the audited Definitive PCMM Accounts shall be borne by Buyers.

         Review of Definitive Accounts.

                  (f) The Buyers Accountants will have forty-five days as from the expiration of Verification Period (the "REVIEW PERIOD") to review the Definitive Portfolio Companies Accounts, the Definitive PCMM Accounts, the Definitive Portfolio Companies Prices, the Definitive PCMM Share Value, the Definitive Shareholder Loan Prices and the Price Adjustments (collectively the "DEFINITIVE CLOSING ACCOUNTS"). Vendors shall reasonably cooperate with Buyers and/or Buyers' Accountants in order to enable Buyers' Accountants to perform the review of the Definitive Closing Accounts.

                  (g) If Buyers believe that any changes are required to be made to the Definitive Closing Accounts or any of them (including but not limited to changes based on differences between the Definitive Closing Accounts and the results of the Review) (an "UNCERTAINTY"), Buyers shall but not later than the last day of the Review Period give written notice to Vendors (a "DISPUTE NOTICE") of any such proposed change or Uncertainty, describing the change or Uncertainty and the basis for the change or Uncertainty in reasonable detail. The Definitive Closing Accounts shall be binding and conclusive upon, and deemed accepted by, Buyers unless Buyers shall have delivered a Dispute Notice to Vendors prior to the conclusion of the Review Period in terms of this section.

         Verification Disputes

                  (h) Any difference of opinion between the Parties and/or between the Transaction Accountants and Buyers' Accountants pertaining to the preparation, verification and review of the Definitive Closing Accounts with regard to any item contained therein ("VERIFICATION DISPUTES") which cannot be promptly and amicably resolved by mutual agreement within 14 (fourteen) days of the expiry of the Review Period (or such longer period as shall be mutually agreed), shall be referred to an internationally reputable firm of auditors, who shall act in the capacity of third party experts (and not arbitrators) (the "CLOSING EXPERTS"). If the Parties are unable to agree upon the identity of the Closing Experts within 14 days of a request by either party to do so, then and in such event each Party shall have the right to request the President for the time being of the Commercial Court in the Hague to proceed to the appointment of the Closing Expert (preferably from amongst the "Big Four" international accounting firms, provided that the Closing Exeprt shall not act as the external auditors of any of the Parties to this Agreement, nor to any of the Contract Companies.

                  (i) The Closing Expert will be instructed to select, in its discretion, the individuals within its organization who will have primary responsibility for this matter and to reach a determination within twenty-one
(21) days from the date of referral. The Closing Expert shall be required, if so requested by either party, to allow both Parties an opportunity to give explanations and/or to provide documentation in support of the position adopted by the respective Parties regarding the Dispute.

                  (j) The decision of the Closing Expert will be final and binding upon the Parties, and, in the absence of manifest error or fraud, shall not be subject to appeal. The Definitive Closing Accounts shall be adjusted by the Parties in order to reflect the decision of the Closing Expert.

                  (k) The reasonable fees, and the expenses and disbursements, of the Closing Expert shall be paid one-half by Vendors and one-half by Buyers, unless otherwise determined by the Closing Experts.

                  (l) Notwithstanding the provisions of Section 14.3 below (Dispute Resolution) below and the provisions of applicable Law determined in terms of Section 14.2 below (Governing Law), the procedures for the adjudication of Verification Disputes as provided for in this Section shall not be governed by the provisions of any applicable arbitration laws now in effect or as hereafter amended, or any subsequent legislation replacing or supplanting same, and for this purpose the Closing Expert shall be deemed to be an expert and not an arbitrator.

                  (m) By executing this Agreement, the Parties hereto shall be deemed to have furnished the Closing Expert with instructions and with a mandate to fulfill the duties specified in this Section. In the event, however, that additional instructions or directions are required to be given to the Closing Expert, the Parties undertake to co-operate and to act reasonably in order to facilitate the resolution of any Verification Dispute.

         Final Definitive Closing Accounts.

                  (n) The audited Closing Definitive Accounts shall become final with respect to all or any portion thereof, and binding upon the Parties hereto upon the earlier of (i) the failure by Buyers to object to all or any portion thereof within the period specified under Section 3.5(f) above; (ii) an agreement between Buyers and Vendors with respect thereto; or (iii) the decision by the Closing Expert with respect to any disputed matters pursuant to Section 3.5(i) above. The audited Definitive Closing Accounts, as adjusted pursuant to the agreement of Buyers and Vendors or the decision of the Closing Expert as aforesaid, upon becoming final and binding pursuant to this Section 3.5(n), shall be referred to herein as the "FINAL DEFINITIVE CLOSING ACCOUNTS".

         Transaction Price Adjustments.

                  (o)      In the event and to the extent that:

                           (i)      the Final Definitive Portfolio Companies
Prices of all the Portfolio Companies in the aggregate exceed the Estimated Portfolio Companies Prices of all the Portfolio Companies, then and in such event the amounts paid to PCE, EUN, and Szeged, as the case may be, at the Closing shall be increased on a Euro-for-Euro basis by an amount (the "PCE&CO INCREASE AMOUNT") equal to the amount by which the Final Definitive Portfolio Companies prices as reflected in the Final Definitive Closing Accounts is greater than the Estimated Portfolio Companies Prices for all the Portfolio Companies.

                           (ii)     the Final Definitive PCMM Shares Value
exceeds the Estimated PCMM Shares Value, then and in such event the amount paid to PCM-BV at the Closing shall be increased on a Euro-for-Euro basis by an amount (the "PCM INCREASE AMOUNT") equal to the amount by which the Final Definitive PCMM Shares Value as reflected in the Final Definitive Closing Accounts is greater than the Estimated PCMM Shares Value.

                           (iii)    the Final Definitive Assigned Shareholder
Loans Prices of all the Contract Companies in the aggregate exceed the Assigned Shareholder Loan Amounts of all the Contract Companies, then and in such event the amounts paid to PCE at the Closing shall be increased on a Euro-for-Euro basis by an amount (the " SHAREHOLDER LOANS INCREASE AMOUNT") equal to the amount by which the aggregate amount of the Final Definitive Assigned Shareholder Loans Prices is greater than the aggregate amount of the Assigned Shareholder Loan Amounts for all the Portfolio Companies.

                  (p) In the event that in terms of the Definitive Closing Accounts, a negative value results for any Portfolio Company, then and in such event the provisions of Section 3.13.1(c) shall be applied, mutatis mutandis.

                  (q)      However, in the event and to the extent that:

                           (i)      the Final Definitive Portfolio Companies
Prices of all the Portfolio Companies in the aggregate are less than the aggregate of the Estimated Portfolio Companies Prices of all the Portfolio Companies, then and in such event the amount paid to PCE EUN, and Szeged, as the case may be at the Closing shall be decreased on a Euro-for-Euro basis by an amount (the "PURCHASERS DECREASE AMOUNT") equal to the amount by which the aggregate Estimated Portfolio Companies Prices for all the Portfolio Companies exceeds the Final Definitive Portfolio Companies Prices as reflected in the Final Definitive Closing Accounts.

                           (ii)     the Final Definitive PCMM Shares Value is
less than the Estimated PCMM Shares Value, then and in such event the amount paid to PCM-BV at the Closing shall be decreased on a Euro-for-Euro basis by an amount (the "SEGECE DECREASE AMOUNT") equal to the amount by which the

Estimated PCMM Shares Value is greater than the Final Definitive PCMM Shares Value as reflected in the Final Definitive Closing Accounts.

                           (iii)    the Final Definitive Assigned Shareholder
Loans Prices of all the Contract Companies in the aggregate is less than the aggregate of Assigned Shareholder Loan Amounts of all the Contract Companies, then and in such event the amounts paid to PCE at the Closing shall be decreased on a Euro-for-Euro basis by an amount (the "SHAREHOLDER LOANS DECREASE AMOUNT") equal to the amount by which the aggregate amount of the Assigned Shareholder Loan Amounts for all the Portfolio Companies is greater than the aggregate amount of the Final Definitive Assigned Shareholder Loans Prices.

         Method of Transaction Price Adjustments.

                  (r) All adjustment payments which are required to be made pursuant to the aforegoing provisions will:

                           (i)      be executed within 10 (ten) Business Days of
later of: (A) the expiry of the Review Period; or (B) the date upon which the Closing Expert shall have rendered its opinion on any Verification Dispute referred to it in terms of Section 3.6(h) above; and

                           (ii)     be payable to the Party entitled to receive
same in immediately available funds to such banking account(s) as the party entitled to receive such payment shall designate from time to time.

                           (iii)    bear interest thereon at the rate of EURIBOR
for 3 month deposits in Euro plus 185 base points, accruing from the Reference Date to the actual date of payment.

         Interim Price Adjustments.

                  (s) The Parties hereby record that it is their express understanding and intention that the payment of all undisputed amounts set forth in the Definitive Closing Accounts that have become final and binding pursuant to Section 3.5(n) above shall not be contingent upon the resolution of any disputed amounts specified in a Dispute Notice which are referred to the Closing Expert for adjudication as contemplated in Section 3.5 above.

         3.6 Special Agreed Price Adjustments. Without derogating from the provisions of Section 3.5 above, and in addition thereto, the Parties have agreed that the following special price adjustments may be carried out in the circumstances and on the conditions set forth hereunder:

                  (a)      Szeged Land Use Rights:

                           (i)      The Parties record that the area of land
adjacent to the Szeged Plaza Portfolio Center, which is currently used as an external parking lot, is owned by the Municipality of Szeged but is used by Szeged Plaza Kft. under a Rights of Use Agreement concluded with the Municipality for 50 years commencing in 1999;

                           (ii)     PCE and Szeged undertake to procure that the
Municipality of Szeged will extend the validity of the said Rights of Use Agreement for an additional 50 years (for a total of 100 years) by not later than a date 6 (six) months following the Closing Date;

                           (iii)    In the event that PCE and/or Szeged are
unable to procure the extension of the validity of the Rights of Use Agreement as aforesaid, then and in such event the Parties have agreed that the Final Definitive Portfolio Company Price in respect of Szeged Plaza Kft. only shall be reduced by an amount of E300,000 (three hundred thousand Euro), which shall be paid by or on behalf of Szeged to KLPH within 5 (five) Business Days of its receipt of a written demand to do so.

                        (iv) As security for the execution of the price adjustment provided for in this Section 3.6(a), Vendors shall furnish to KLPH the special indemnity provided for in Section 12.6(a) below.

                  (b)      Surface Area Discrepancies (Duna Plaza and Gyor
                           Plaza).

                           (i)      The Parties record that no "as made" or "as
built" drawings have been prepared in respect of the Duna Plaza Portfolio Center and the Gyor Plaza Portfolio Center. Vendors undertake to ensure that detailed "as-made" drawings are prepared in respect of these two Portfolio Centers by not later than December 31st, 2004, at their sole cost and expense.

                           (ii)     In the event of a discrepancy (a "SURFACE
AREA DISCREPANCY") between (a) the actual surface area of the leaseable areas as reflected in the "as-made" drawings; and (b) the surface areas specified in the Schedule of Leases or actually charged; which does not exceed 2% (two percent) (a "PERMITTED SURFACE AREA DISCREPANCY"), then in such event no price adjustments shall be carried out.

                           (iii)    In the event however that a Surface Area
Discrepancy (higher or lower) is discovered which exceeds the Permitted Surface Area Discrepancy (an "EXCESS SURFACE AREA DISCREPANCY"), then and in such event the value of the relevant Portfolio Center shall be re-calculated to the extent of such Excess Surface Area Discrepancy in accordance with the methodology set forth in SCHEDULE SCHEDULE 3.13.1(A)(I), and thereafter the corresponding Definitive Portfolio Company Price of that Property Company (and the Definitive Assigned Shareholder Loan Price, should such Definitive Portfolio Company Price become negative) shall be re-determined accordingly;

                           (iv)     The price adjustments to be carried out in
terms of this Section shall be paid within 20 (twenty) Business Days following the preparation and presentation of the "as-made" drawings to Purchasers

                           (v)      In this regard, Vendors have furnished
Purchasers with a specific indemnity as provided for in Section 12.6(b) below.

                  (c) Anchor Tenant Price Adjustments. SCHEDULE (C) attached hereto sets out the methodologies and amounts of certain agreed price adjustments which are to be made following the Closing regarding a certain major anchor tenant, all as detailed and specified therein.

         3.7 Duna Plaza Extension Price. The price due and payable in respect of the construction and completion of the Duna Plaza Extension shall be calculated and paid separately in terms of the provisions of Section 8.3 below.

         3.8 Special Provisions relating to Duna Plaza Offices. The agreed value of the Duna Plaza Offices has been determined by the Parties at the Closing in the amount of E3,000,000 (three million Euro), which amount isd specified in the Transaction Prices Schedule ("AGREED DPO VALUE"). The Agreed DPO Value shall not be paid by Purchasers to PCE at the Closing, but shall remain an amount due (without bearing any interest) by Purchasers to PCE in terms of the relevant Equity Rights Transfer Agreements to be executed at Closing. However, Purchasers, Klepierre and PCE have agreed further that the payment of the Agreed DPO Value shall be effected by way of set-off in terms of the provisions of the DPO Interim Agreement.

             ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF VENDORS

         Subject to such exceptions as are specifically disclosed in the disclosure letter (each exception referencing the corresponding representation and warranties section number to which it applies) supplied by Vendors to Buyers (the "VENDORS' DISCLOSURE SCHEDULE") which is attached hereto as SCHEDULE 4.0, and which shall not be modified after the date hereof, the Vendors acting jointly and severally hereby represent and warrant to Buyers that the statements contained in this Article IV are true and correct and not misleading as of the date of this Agreement and will be true and correct and not misleading as of the Closing Date (as though made at the Closing Date); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

         Representations and Warranties applicable to Vendors

         4.1      Organization, Qualification, and Corporate Power

         Each of the Vendors:

                  (a) is a corporation duly organized, validly existing, and in good standing (to the extent to which the concept of good standing exists in the relevant jurisdiction) under the laws of the Kingdom of The Netherlands with respect to PCE, EUN and PCM-BV and under the laws of Hungary with respect to Szeged;

                  (b) is duly authorized to conduct its respective businesses and is in good standing (to the extent to which the concept of good standing exists in the relevant jurisdiction) under the laws of each other jurisdiction where such qualification is required for the conduct of such businesses and in which the failure to so qualify is reasonably likely to have a materially adverse effect on Vendors or any of them;

                  (c) is duly qualified or otherwise authorized to transact business and is in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) in each jurisdiction in which such qualification or authorization is required by applicable Laws; and

                  (d) has full corporate power and authority to carry on its respective businesses and to own and use its respective assets.

         4.2 Authorization Each of the Vendors has full power and authority to enter into, execute and deliver this Agreement and all Ancillary Agreements to which it is a party, and, to consummate the transactions contemplated hereunder and to perform its obligations hereunder, including, without limitation, the sale and transfer of Equity Rights in and to the Transaction Companies and no further actions on the part of Vendors or any of them are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Vendors are parties or, in the case of the Ancillary Agreements, do not require such approval. This Agreement and the Ancillary Agreements to which Vendors are parties and the transactions contemplated hereby and thereby have been approved by the affirmative vote of the respective Boards of Directors of each of the Vendors (and, where required, their Affiliates, including EMI). This Agreement and the Ancillary Agreements to which Vendors are parties have been duly and validly executed and constitute the valid and legally binding obligations of each of the Vendors, enforceable against the Vendors in accordance with their respective terms and conditions.

         4.3 No Conflicts Neither the execution and the delivery of this Agreement and the Ancillary Agreements by the Vendors nor the consummation of the Transaction will:

                  (a) violate any constitution, Law, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Vendors or the Contract Companies are subject;

                  (b) violate or conflict with any provision of the respective Articles of Incorporation, bylaws or organizational documents of the Vendors or the Contract Companies; or

                  (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which any of the Vendors or the Contract Companies are a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of their respective assets); or

                  (d) result in the imposition or creation of a Lien upon or with respect to the Equity Rights of the Contract Companies.

         4.4 Consents. No consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Vendors or any of them, is required by or with respect to Vendors in connection with the execution and delivery of this Agreement or the consummation of the Transaction (or, if so required have been obtained), except for the Transaction Approvals referred to in Section 7.2 below.

         Representations and Warranties applicable to the Contract Companies

         4.5 Capitalization. The authorized, issued and outstanding capital stock of each of the Contract Companies is as set forth in the Rights Acquisition Schedule. Except as set forth in the Portfolio Liabilities Schedule, or as mandated under applicable Hungarian Law, there are no outstanding securities convertible into or exchangeable for quotas or shares in any of the Contract Companies, nor there are any outstanding options, rights, preemptive or otherwise, or similar right or other right, contract, agreement, commitment or understanding of any kind or warrants to purchase or to subscribe for any quotas or shares of such stock or other securities of the Contract Companies, or obligating any of the Contract Companies to issue any additional shares or quotas of capital stock. The issued and outstanding quotas and shares of the Contract Companies are held by the quotaholders or shareholders listed in the Rights Acquisition Schedule, and in the amounts set forth.

         4.6 Validity of Quotas and Shares. The quotas and shares of the Contract Companies have all been validly issued, are fully paid up and non-assessable, and free of any liens or encumbrances save in respect of the Financing Bank Securities, and have been issued in compliance with all applicable Laws and in accordance with the relevant Articles of Association.

         4.7 Articles of Association and Constitutive Documents. The copies of the Articles of Association and other constitutive documents of each of the Contract Companies which have been furnished to Buyers within the framework of Buyers' due diligence investigations are true and accurate copies thereof, and that same have not been amended or modified except as disclosed in writing to Buyers, but subject to the provisions of Section 8.1 below (Post Closing Mergers).

         4.8      Legal Title.

                  (a) At Closing, PCE and EUN are the beneficial and the owner of record of, and have good, valid and marketable title in and to, all of the shares and quotas (100%) of the Portfolio Companies, which are to be acquired by Purchasers pursuant to the provisions of this Agreement, free and clear of all Liens save in respect of Financing Bank Securities;

                  (b) At Closing, Szeged is the beneficial and the owner of record of, and has good, valid and marketable title in and to, all of the quota (100%) of Szeged Plaza Kft., which are to be acquired by KLPH pursuant to the provisions of this Agreement, free and clear of all Liens save in respect of Financing Bank Securities;

                  (c) PCM-BV is the beneficial and owner of record of, and has good, valid and marketable title in and to, the entire quota of the PCMM, including the Acquired PCMM Quota which is to be acquired by Segece pursuant to the provisions of this Agreement, free and clear of all Liens.

                  (d) At Closing, each of the Holding Companies is the beneficial and owner of record of, and has good, valid and marketable title in and to, all of the shares and/or quota (as the case may be) of the relevant Property Company recorded opposite its name in the Rights Acquisition Schedule, free and clear of all Liens (save in respect of Financing Bank Securities; and

                  (e) Except for the Holding Companies as set forth above, and save in respect of the Post Closing Merger Procedures referred to in
Section 8.1 below, none of the Contract Companies owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interest in, any Person; and

                  (f) All easements which constitute Permitted Liens are not violated by the current use or occupancy of the Portfolio Centers, or the operation of Contract Companies as currently conducted thereon.

         4.9 Transferability. The quotas and shares of the Transaction Companies are not subject to any restrictions with respect to their transferability, save as determined in terms of the Financing Bank Securities applicable to the Assumed Financing Loans, and save as mandated under applicable Hungarian Law.

         4.10 Assigned Shareholders' Loans and Up-Stream Loans. (a) The Shareholder Loan Schedule sets forth all of the Assigned Shareholder Loans due by the Contract Companies to PCE and/or EUN and/or PCM-BV and/or their Affiliates as at the Reference Date. All the Assigned Shareholder Loans: (i) are recorded in the books of account of the relevant Contract Companies as being an Indebtedness due and payable to PCE and/or EUN or to their Affiliates; (ii) have been properly reported to and/or recorded with the Central Bank of Hungary (MNB) in compliance with all applicable Laws and regulations, if necessary; (iii) are valid binding and enforceable in accordance with their terms, and free from any Lien (except for Financing Bank Securities), (iv) are capable of repayment in Euro currency in accordance with their respective terms and conditions without restriction, save in respect of the sub-ordination rights of the Financing Banks under the Financing Bank Securities; (v) are capable of assignment and transfer to Purchasers (or - in respect of PCMM only - to Segece) as contemplated in this Agreement; and (vi) none of the Assigned Shareholder Loans have been repaid in whole or in part, or increased, nor has any interest thereon been paid, since the Reference Date.

                  (b) The Shareholder Loan Schedule also sets forth all of the Up-Stream Loans loans owed to the Contract Companies by PCE and/or EUN and/or PCM-BV and/or their Affiliates as at the Reference Date. All the Up-Stream Loans: (i) are recorded in the books of account of the relevant Contract Companies as being an asset due and payable by PCE and/or EUN and/or their Affiliates; (ii) have been properly reported to and/or recorded with the Central Bank of Hungary (MNB) in compliance with all applicable Laws and regulations (including any credit facilities covenants), if necessary; (iii) are valid binding and enforceable in accordance with their terms, and free from any Lien (except for Financing Bank Securities), (iv) are capable of repayment in Euro currency in accordance with their respective terms and conditions without restriction; (v) are capable of transfer to Purchasers as contemplated in this Agreement; and (vi) none of the Up-Stream Loans have been repaid in whole or in part, or increased, nor has any interest thereon been paid, since the Reference Date.

                  (c) The PCMM Up-Stream Loan is the only up-stream loan which is due and owing by PCE and its Affiliates to PCMM. The representations set forth in Section 4.10(b) above apply mutatis mutandis and in all respects to the PCMM Up-Stream Loan.

         4.11     Financing Loan Facilities.

                           (i)      Subject to obtaining the Waivers and
Consents of the Financing Banks as specified in Section 7.2(a)(ii) below, the Transactions shall not give rise to any breach of any obligation, undertaking or covenant of the Contract Companies under the Financing Loan Facilities, nor shall any Event of Default or other adverse event occur under the Financing Loan Facilities as a result thereof;

                           (ii)     The Contract Companies have not and are not
currently in breach of any obligation, undertaking or covenant of the Contract Companies under the Financing Loan Facilities which gives rise to an Eent of Default or adverse effect (or any fact or circumstance which could give rise to an Event of Default or adverse effect) under the Financing Loan Facilities which remains outstanding;

                           (iii)    The next regularly scheduled payment date
under the Financing Loan Facilities is set forth in Portfolio Liability Schedule (the "PREPAYMENT DATE") and upon such date, that total amount of all outstanding principal, interest and prepayment fees under each of Financing Loan Facilities, should the relevant borrower decide to prepay, shall be as set forth in the Waiver and Consent of the Financing Banks attached as SCHEDULE 7.2(A)(II) (collectively, the "PREPAYMENT AMOUNTS"), and no other fees, costs, penalties losses (including "breakage costs") and/or other amounts shall be due in connection with the prepayment of such loan on the Prepayment Date;

                           (iv)     Subject at all times to the provisions of
the relevant Loan Facility Agreements, upon prior written notice of the relevant borrower that it intends to prepay its Financing Loan Facility, the relevant borrower shall be entitled to prepay such loan on the Prepayment Date; and

                           (v)      No side letters, addenda or other documents
exist which have not already been disclosed to Buyers and which may affect the obligations of the borrowers and/or their ability to execute repayment on the Prepayment Date and/or the Prepayment Amounts, or the cost of, the repayment of the Financing Loan Facilities on the Prepayments Date.

         4.12 Financial Statements. Attached as SCHEDULE 4.12 are the financial statements of each of the Contract Companies, which have been audited or reviewed, for the fiscal periods ended June 30, 2003 (reviewed), December 31, 2003 (audited) and June 30, 2004 (reviewed) (the "FINANCIAL STATEMENTS"). The Financial Statements (including the note thereto) have been prepared in accordance with Hungarian accounting standards applied on a basis consistent throughout the periods covered thereby, present fairly the financial condition of the relevant Contract Companies as of such date and the result of operations of the relevant Contract Companies for such periods, are correct and complete, and are consistent with the Books and Records of the relevant Contract Companies. The Estimated Portfolio Company Prices and the Estimated PCMM Shares Value have been prepared in good faith and in accordance with Hungarian accounting standards.

         4.13 Undisclosed Liabilities. None of the Contract Companies has any Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated, and whether due or to become due), except for those set forth on the face of the Final Definitive Closing Accounts (rather than in any notes thereto) and those which have arisen after the Reference Date in the ordinary course of business (none of which results from or relates to a breach of contract, breach of warranty, tort or violation of law).

         4.14 Events Subsequent to Most Recent Fiscal Period End. Other than in the ordinary course of business and consistent with past practise, sine the Reference Date there has not been any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of the Contract Companies. Without limiting the generality of the foregoing, since that date:

                  (a) Neither Vendors nor any of the Contract Companies have sold, pledged, leased, transferred, or assigned any of the Purchased Assets, tangible or intangible, used or held for use in, or necessary for the continued conduct of, the Businesses outside the ordinary course of business;

                  (b) Neither Vendors nor any of the Contract Companies have entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "CONTRACT") or extended or modified the terms of any Contract related to the Businesses or the Purchased Assets which (i) involves the payment by the Contract Companies or any of them of greater than E 10,000 per annum or which extends for more than one (1) year,
(ii) involves any payment or obligation to any Affiliate of Vendors other than in the ordinary course of business, or (iii) involves the sale of any material assets;

                  (c) Save as otherwise notified in writing to Buyers and with their approval and consent, and save in respect of prepayment notices sent to the Financing Banks with the consent and approval of Purchasers, no party (including Vendors and the Contract Companies) has accelerated, terminated, made modifications to, or canceled (or advised or been advised of an intention to cancel) any agreement, contract, lease, or license of a material nature related to the Businesses or the Purchased Assets to which Vendors or any of the Contract Companies is a party or by which they are bound, nor have they modified, canceled or waived or settled any material debts or claims held by them related to the Business or the Purchased Assets, outside the ordinary course of business, or waived or settled any rights or claims of a substantial value related to the Businesses or the Purchased Assets, whether or not in the ordinary course of business;

                  (d) none of the Purchased Assets, tangible or intangible, has become subject to any Lien (excluding Permitted Liens);

                  (e) Neither Vendors nor any of the Contract Companies have made any capital expenditures related to the Businesses or the Purchased Assets except in the ordinary course of business and/or not exceeding E 10,000 in the aggregate of all such capital expenditures;

                  (f) Neither Vendors nor any of the Contract Companies have created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing Indebtedness related to the Businesses or the Purchased Assets;

                  (g) Neither Vendors nor any of the Contract Companies have granted any license or sublicense of any rights under or with respect to any intellectual property related to the Businesses or the Purchased Assets, including specifically with respect to the trademark which is the subject matter of the Trademark License Agreement;

                  (h) Neither Vendors nor any of the Contract Companies have experienced any damage, destruction, or loss (whether or not covered by insurance) to the Purchased Assets in excess of E 10,000 in the aggregate of all such damage, destruction and losses;

                  (i) Neither Vendors nor any of the Contract Companies have entered into any employment contract (other than a standard contract involving non-management personnel, and other than as a result of the conversion of the Mandate Agreements referred to in Section 8.5(f) into labour contracts) or collective bargaining agreement, made any other change in employment terms for any key-personnel Employees, or adopted any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any Employees;

                  (j) Neither Vendors nor any of the Contract Companies have changed any of the accounting principles or methods followed by the Businesses or the method of applying such principles;

                  (k) Neither Vendors nor any of the Contract Companies have entered into any agreement, contract or commitment limiting the freedom of the Contract Companies to engage in the Businesses or to compete with any person, save as provided in Section 8.6 below;

                  (l) Neither Vendors nor any of the Contract Companies have entered into any transaction related to or in connection with the Business or the Purchased Assets other than in the ordinary course of business;

                  (m) Neither Vendors nor any of the Contract Companies have made any distribution of dividends or made any other contractual payment to their direct or indirect Affiliates (including repayment of Assigned Shareholder Loans (it being specifically declared that the representation and warranty contained in this sub-section shall not be subject to qualifications of business conducted in the ordinary course and consistent with past practice); and

                  (n) Neither Vendors nor any of the Contract Companies have become obligated to do any of the foregoing.

         4.15 Legal Compliance. The Businesses are being conducted and all of the Contract Companies are in compliance with all applicable Laws (including without limitation rules, regulations, codes, plans, injunctions, judgments, orders, extension orders, decrees, rulings, and charges). Except as set forth in the Proceedings Schedule (SCHEDULE 4.15) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to the Knowledge of Vendors, is threatened against Vendors or any of the Contract Companies by any Governmental Body alleging any failure to so comply. The Contract Companies have all Permits and qualifications that are necessary for the conduct of the Businesses and/or the ownership and operation of the Purchased Assets.

         4.16     Tax Matters.

                  (a) For purposes of this Agreement, "TAX" or, collectively, "TAXES", means any taxes income, stamp severance, customs duties, franchise, withholding social security, value added tax, and any other type of tax of any kind whatsoever (including but not limited to: Corporate Income Tax, Value Added Tax, Local Business Tax, Personal Tax) in respect of the Contract Companies and/or the Businesses and/or the Purchased Assets.

                  (b) Each of the Contract Companies has filed all declaration, form, claim statements ("TAX RETURN") that it was required to file for any type of Tax under applicable laws, regulations and case law. All such Tax Returns, including those which review is still pending at the time of the signature of this agreement, or those which were only partially submitted for review, were correct and complete in all respects and have been prepared in strict and substantial compliance with all applicable laws and regulations. There are no Liens upon any property or assets of the Contract Companies relating to or attributable to Taxes.

                  The Contract Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee independent contractor, creditor, stockholder, or other third party.


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
                  (c) The provisions made in the Final Definitive Closing Accounts are sufficient in order to cover any Tax payment pertaining to the time period elapsed [on June 30, 2004].

                  (d) There are no audits or investigations by any Tax authority of any Contract Company currently in progress.

                  (e) No Contract Company is party to any tax sharing agreement or similar agreement or arrangement (evidenced in writing or otherwise) pursuant to which it will have any obligation to make any payments in respect of Taxes after the Closing Date.

                  (f) None of the Contract Companies benefits from or has benefited from or has claimed to benefit from any Tax benefits or from an optional Tax regime (other than a Tax benefit, election, deduction, credit or treatment which is generally available to Tax payers under the Tax laws of the Tax jurisdiction in question), except as a result of the Post-Closing Merger Procedures referred to in Section 8.1 below. None of the Contract Companies has taken any action which triggers a disallowance of any Tax benefits or optional Tax regime or other undertaking with respect to Tax.

                  (g) None of the Contract Companies benefit from Tax aids or from Tax subsidies or Tax exemptions not generally available to other similar Tax payers in such Tax jurisdiction and no undertaking or commitment has been entered into by the Contract Companies in connection with any such Tax aids or Tax subsidies, and no Tax aids or Tax subsidies which have been granted to any of the Companies is required to be refunded. None of the Contract Companies will incur any Taxes or lose its right to any Tax benefits by the reason of the consummation of the transactions contemplated by this Agreement.

                  (h) The Contract Companies have satisfied their obligations regarding the conservation of documents and hold (or have access to) all appropriate documents which could be required by the relevant authorities for the non-prescribed periods in respect of the Tax Returns submitted.

                  (i) To the Knowledge of Vendors, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien upon any Purchased Assets if unpaid by due date.

         4.17 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment (a) Each of the Property Companies and the Direct Property Companies has good, valid and marketable title to the respective Portfolio Centers recorded opposite their respective names in the Property Schedule, free and clear of all objection, adverse possession, Liens and other encumbrances other than Permitted Liens, and each of the Contract Companies has good, valid and marketable title to all other Purchased Assets, free and clear of all objection, adverse possession, Liens and other encumbrances other than Permitted Liens.

                  (b) Each of the Property Companies and the Direct Property Companies has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, the relevant respective Purchased Assets owned by it (as specified in the Property Schedule), free and clear of any Liens, save for Permitted Liens. The Purchased Assets are not subject to expropriation or seizure as at the Closing Date.

                  (c) Each material item of equipment owned or leased by the Property Companies and the Direct Property Companies and included in the Purchased Assets is (i) adequate for the conduct of the

Businesses as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear (subject to recognized capital expenditures which have been taken into account in determining the relevant Estimated Portfolio Company Prices). Upon the transfer of moveable assets and chattels to PCMM as set forth in Section 8.9, each material item of equipment (including computers and softwares) owned by PCMM shall be (i) adequate for the conduct of its Businesses as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

                  (d) Each of the Property Companies and the Direct Property Companies, and PCMM, own, free and clear of any Liens, all tenant lists, customer contact information, customer correspondence and customer lease histories relating to their respective Portfolio Centers. Other than PCE, PCMM, the relevant Property Company, the relevant Direct Property Company and the tenant to which such information relates, no person possesses any claims or rights with respect to use of the information.

         4.18     Portfolio Centers.

                  (a) The Portfolio Centers comprise all of the real property used or intended to be used in, or otherwise related to, the Businesses; and, except as set forth in Vendors Disclosure Schedule (SCHEDULE 4.0) none of the Contract Companies is a party to any agreement or option to purchase (including preference right) any real property or interest therein.

                  (b) Subject to recognized capital expenditures which have been taken into account in determining the relevant Estimated Portfolio Company Prices, all Portfolio Centers, and all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Portfolio Centers (the "IMPROVEMENTS") are in good condition and repair and sufficient for the operation of Businesses. There are no structural deficiencies or latent defects, affecting any of the Portfolio Centers and/or any of the Improvements and there are no facts or conditions affecting any of the Portfolio Centers or Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Portfolio Centers or Improvements or any portion thereof in the operation of Businesses as currently conducted thereon.

                  (c) There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of the Portfolio Centers or any portion thereof or interest therein. Save as specified in the Proceedings Schedule, there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Portfolio Centers or any portion thereof, or the operation of Companies' business as currently conducted thereon. There is no claim or action initiated by any Portfolio Center's neighbor which is pending or to the Knowledge of the Vendors, which is threatening.

                  (d) The Portfolio Centers are in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, and are in compliance with the legal requirements upon which the cover of the present insurance carrier is conditional, which affect the Portfolio Centers (collectively, the "PORTFOLIO CENTERS LAWS"), and the current use and occupancy of the Portfolio Centers and operation of Businesses thereon do not violate any Portfolio Centers Laws. None of the Contract Companies has received any notice of violation of any Portfolio Centers Law and to Knowledge of Vendors there is no basis for the issuance of any such notice or the taking of any action for such violation, nor are there any pending or anticipated change in any Portfolio Centers Law that will materially impair the ownership, lease, use or occupancy of any Portfolio Centers or any portion thereof in the continued operation of Companies' business as currently conducted thereon.

                  (e) Each parcel of Portfolio Centers has direct vehicular and pedestrian access to a public street adjoining the Portfolio Centers, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Portfolio Centers, and such access is not dependent on any land or other real property interest which is not included in the Portfolio Centers or in respect of which valid leasehold interests exist which comply with the provisions of Section 4.17(b) above. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Portfolio Centers.

                  (f) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Portfolio Centers have been installed and are operational and sufficient for the operation of the Businesses as currently conducted thereon. Each such utility service enters the Portfolio Centers from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Portfolio Centers.

                  (g) All certificates of occupancy, Permits, approvals and authorizations (collectively, the "PORTFOLIO CENTERS PERMITS") of all Governmental Bodies or any other entity having jurisdiction over the Portfolio Centers which have been required for the construction and which are required or appropriate to construct, to open to the public, to use, occupy and operate the Portfolio Centers or operate Businesses as currently conducted thereon, have been issued and are in full force and effect and are not susceptible of challenge or withdrawal. As at the Closing Date, none of the Contract Companies has received any notice from any Governmental Body or other entity having jurisdiction over the Portfolio Centers threatening a suspension, revocation, modification or cancellation of any Portfolio Centers Permit and to the Knowledge of Vendors there is no basis for the issuance of any such notice or the taking of any such action.

                  (h) The current use and operation of the Portfolio Centers and the operation of the Businesses as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision (including restrictive covenants) in any instrument of record or other unrecorded agreement affecting such Portfolio Centers. None of the Vendors or Contract Companies has received any notice of such violation, and to the Knowledge of Vendors there is no basis for the issuance of any such notice or the taking of any action for such violation.

                  (i) None of the Portfolio Centers or any portion thereof is located in an officially designated flood hazard area.

         4.19     Intellectual Property.

                  (a) The Contract Companies own and possess or have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all intellectual property used in the operation of the Businesses as presently conducted. Each item of intellectual property owned or used by the Contract Companies will be owned or available for use by the Contract Companies on identical terms and conditions immediately subsequent to the Closing hereunder (subject to the rights awarded to Buyers in terms of the Trademark License Agreement). The Contract Companies have taken all necessary action to maintain and protect each item of intellectual property that they own or use.

                  (b) None of the Contract Companies has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and none of Vendors and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Contracts Companies has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation.

         4.20 Notes and Accounts Receivable All notes and accounts receivable (including the Up-Stream Loans) of the Contract Companies are reflected properly on their Books and Records, are valid receivables which as at the Reference Date are not subject to setoffs or counterclaims pending at the Reference Date, are current and collectible, and are capable of being collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Final Definitive Closing Accounts.

         4.21 Insurance. (a) The Contract Companies are validly and adequately insured in scope and amount in accordance with valid insurance policies as detailed and specified in the Insurance Schedule attached hereto as
SCHEDULE 4.21. All the insurance policies owned by the Contract Companies and/or on their behalf, provide for coverage that conforms to industry standards in respect of the risk and the amount covered. To the extent that the Contract Companies have made claims, such claims have been made in accordance with the terms and conditions of such insurance policies in respect of all insured losses suffered thereby and have not been notified any denial of coverage and/or indemnification.

                  (b)      With respect to all insurance policies specified in
SCHEDULE 4.21,: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions contemplated hereby provided that the insurance premiums due after the Closing Date are paid in a timely manner and other conditions the fulfillment of which is required following the Closing are fulfilled; (iii) none of the Contract Companies, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, or modification under the policy; and (iv) no party to the policy has repudiated any provision thereof.

         4.22     Material Business Contracts

                  (a) For the purposes of this section, the term "MATERIAL BUSINESS CONTRACTS" shall mean :

                           (i)      any agreement (or group of related
agreements) for the lease of personal property to or from any Person providing for lease payments in excess of E 50,000 per annum;

                           (ii)     any agreement (or group of related
agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Contract Companies, or involve consideration in excess of E 50,000;

                           (iii)    any agreement concerning a partnership or
joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of E20,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or non-competition;

                  (vi) any agreement with any of Vendors and their Affiliates (other than the Contract Companies);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of E 20,000 or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

                  (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

                  (xii) any agreement under which it has granted any Person any registration rights;

                  (xiii) any agreement under which any of the Contract Companies has advanced or loaned any other Person amounts in the aggregate exceeding E10,000; or

                  (xiv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of E50,000.

            (b) Vendors represent and warrant that all Material Business Contracts entered into by any Contract Company and in force at the Reference Date and the Closing Date have been disclosed to Buyers, either in the due diligence data room or by request.

            (c) With respect to each Material Business Contract: (i) the Material Business Contract is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect in all respects; (ii) neither Vendors nor the Contract Companies, or, to the Knowledge of Vendors, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Material Business Contracts, nor have any notices been received from any party which purports to repudiated any provision of the Material Business Contract.

      4.23  Lease Contracts


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
            (a) The Lease Schedule attached as SCHEDULE 4.23(A) and which has formed the basis of the calculation of the Triple Net Rents, sets forth all the Lease Contracts in force as at March 31st, 2004, and for each Lease Contract, the amount and the date of the cash deposit paid or bank guarantee furnished by the tenant to the landlord.

            (b) With respect to each Lease Contract itemized in the Lease
Schedule: (i) the Lease Contract is duly executed, legal, valid, binding, enforceable in accordance with its terms, and in full force and effect in all respects; (ii) neither Vendors and/or the Contract Companies, nor, to the Knowledge of Vendors, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Lease Contracts, nor have any notices been received from any party which purports to repudiated any provision of the Lease Contract.

            (c) Without limiting the generality of the foregoing, with respect to each of the Lease Contracts itemized in the Lease Schedule, and save as provided in Section 3.6(c) above, the square meter area stated in such Lease ContrACt is accurate and in conformity with the actual square meter area of the leased premises ,except for minor inaccuracy of less than 2% of the relevant leased areas, which is not susceptible to give rise proceeding or action (including for refund or reduction of rent) against any of the Contract Companies.

            (d) All the Lease Contracts itemized in the Lease Schedule have been entered into with good standing tenants, are and will be at Closing: (I) in force and of a duration of more than 1 (one) year from date of execution (it being specified that approximately 60% of the rentals of the Portfolio Centers derive from Lease Contracts which are in force for a period of more than 4
(four) years from date of execution, including exercised options or options exercised under new contracts); (II) globally conform to the breakdown set forth in the Schedule of Leases (SCHEDULE 4.23(D)) in terms of currency of payment, currency of accounts, exchange rate reference date and indexation; and (III) for most of the Portfolio Centers, such Lease Contracts conform in all material respects with the standard form of lease contract set forth in Exhibit A to the Schedule of Leases (it being specified that renewals of existing leases and new leases are executed under an improved version of this contract which contains provisions more favorable to the lessor), but excluding approximately 80 arms length contracts concluded with anchors and semi-anchors, and excluding other contracts designated as "Others"; all of the above subject to the rent-roll for all Portfolio Centers as at March 31st, 2004 which comprises the Schedule of Leases.

            (e) The rent roll updated to June 30, 2004 includes details of lease contracts executed after April 1st, 2004 which : (i) have been concluded with good standing tenants for a period in excess of 1 (one) year,(ii) conform in all material respects with the standard form of lease contract set forth in Exhibit A to the Schedule of Leases, or under an improved version of this contract which contains provisions more favorable to the lessor); (iii) are valid and legal; and (iv) comply with the provisions of Section 4.23(c) above.

      4.24 Fotex Lease Contract. With respect to the Lease Agreement dated July 26th, 1996 entered into with Fotex Rt., as amended ("THE FOTEX LEASE") :

            (a) the pre-emption right to acquire the Shopping Center referred to in Section 20.5 of the Fotex Lease does not apply to the transfer of the shares in D2 Rt. (or indirectly in Duna Plaza Rt.) to Purchasers in terms of this Agreement, to the Post Closing Merger Procedures referred to in Section 8.1 below, or to the DPO Spin-Off referred to in the DPO Interim Agreement;

            (b) upon the expiration of the term of the Fotex Lease on September 24, 2009 and/or upon the lawful termination of the Fotex Lease, the pre-emption right provided for in Section 20.5 of the Fotex Lease as well as all other exclusivity rights, pre-emption rights, preferential rights or prior approval rights granted to and enjoyed by Fotex Rt. in terms of the Fotex Lease shall expire and be of no further force and effect;

            (c) upon the expiry of the term of the Fotex Lease on September 24, 2009 as aforesaid, Duna Plaza Rt. shall be under no contractual or legal obligation to renew the Fotex Lease and/or to extend its validity, and Fotex Rt. will be obliged to vacate the leased premises which are the subject of the Fotex Lease and shall have no further rights therein;

            (d) the right to lease additional space provided for in Section 20.6 of the Fotex Lease does not apply to the Duna Plaza Extension;

            (e) The copy of the Fotex Lease furnished by Vendors to Purchasers is a true, complete and accurate copy of the Fotex Lease, and there are no other written or oral agreement, amendments, modifications, side letters or other documents regarding the rights of Fotex Rt. in and to the leased premises at the Duna Plaza Portfolio Center.

      4.25 Power of Attorney. Save as required for the conduct of the Businesses in their ordinary course, and as disclosed to Buyers, there are no outstanding powers of attorney executed on behalf of Vendors in respect of the Businesses and/or the Purchased Assets. All powers of attorney issued in the ordinary course of business as aforesaid shall be deemed terminated and of no further force and effect as at the Closing or may be unilaterally and unconditionally terminated at the sole discretion of the Portfolio Companies or the Direct Property Companies. Upon the resignation at Closing of all the managing directors of the Contract Companies nominated by Vendors, there shall be no valid and outstanding powers of attorney with respect to any Contract Company.

      4.26 Litigation. The Proceedings Schedule attached hereto as SCHEDULE 4.26 sets forth details of all outstanding injunction, order, decree to which any of the Contract Companies is subject and of all hearing, action, proceeding, investigation or litigation proceedings which are pending (collectively the "PROCEEDINGS"), as at the date hereof, or in respect of which threats of Proceedings have been received or may reasonably be anticipated, which pertain to the Contract Companies and/or the Businesses and/or the Purchased Assets. Other than as specified in the Proceedings Schedule, to the Knowledge of Vendors, there are no facts or circumstances that would form the reasonable basis of any claim against the Contract Companies.

      4.27 Utilities Charges. (a) All charges for electricity only made by the Property Companies and the Direct Property Companies to their respective tenants have been made in compliance with applicable Laws and regulations.

      4.28 No Development Risks. PCMM has not been exposed to any development risks in respect of any of the Portfolio Centers and/or the Excluded Centers at any time prior to the Reference Date.

      4.29  Employees.

            (a) No executive, key employee, or significant group of Employees has advised any executive officer of Vendors that he, she or they plan to terminate their employment with the Contract Companies during the 12 (twelve) month period following the Reference Date. To the Knowledge of Vendors, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to Employees.

            (b) There are no severance or other similar contracts and no pension or retirement benefits, bonus, employment, change-in-control, deferred compensation profit sharing, stock purchase, stock option, company saving, employee benefit plans, agreements, programs, policies, arrangements or schemes or employee funds by reason of which any of the Contract Companies has any current or future liability (such plans or funds, the "BENEFIT PLANS").

            (c) Except for PCMM, none the Contract Companies employs any person.
SCHEDULE 4.29(C) sets forth a complete and correct list of the all of the Employees of PCMM (detailing each such employee's name, job title, length of service and gross annual remuneration). The employment contracts relating to PCMM were entered into under ordinary and customary conditions. There are no commitments or undertakings vis-a-vis any regulatory authorities or employees unions in respect of past or future dismissals of employees of the Contract Companies. PCMM is not bound and has not been bound by any collective bargaining agreement.

            (d) Each of the Contract Companies has been and is in compliance with all applicable Law respecting employment and employment practices.

            (e) No labour dispute, strike or work stoppage exists or has been notified to any member of PCMM which is likely to interrupt the normal activities of PCMM.

            (f) In respect of any of the Contract Companies, there are no obligations of any kind nor any sum due to any present or former employee, agent or representative in connection with their employment and/or other contracts or agreements (including dismissal indemnities) except as liabilities disclosed in the Final Definitive Closing Accounts (rather than in any notes thereto) or incurred in the normal course of business since the Reference Date.

            (g) The resignation of the managing directors of each of the Contract Companies, as well as the resignations of all members of the supervisory boards of the Contract Companies, on or prior to the Closing Date shall not give rise to any payment obligation (including bonuses, indemnification, or golden parachute) on the part of any Contract Company.

      4.30  Environment, Health and Safety.

            (a) As at the Closing Date, each of the Contract Companies is in compliance with all applicable Laws, regulations and orders pertaining to environment, health and safety ("ENVIRONMENT, HEALTH AND SAFETY REQUIREMENTS"), nor have they received any notification of any alleged violation of such Laws, regulations and orders. Furthermore, no actions, proceedings (judicial or administrative) are currently pending against any of the Contract Companies concerning any such alleged violation.

            (b) Without limiting the generality of the foregoing, each of the Contract Companies has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their Business.

            (c) SCHEDULE 4.30(C) sets forth the accurate and complete list of all reports, investigations notices, and other environmental information regarding the Portfolio Centers. None of the Contract Companies, nor to the Knowledge of Vendors their respective predecessors or previous owners of the parcels or buildings has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

            (d) None of the following exists at any property or facility owned or operated by the Contract Companies: (1) underground storage tanks (excluding mandatory oil traps (parking) and grease traps (restaurants); (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

            (e) None of the Contract Companies nor to the Knowledge of Vendors their respective predecessors or previous owners of the parcels or buildings have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any environmental, health, and safety requirements.

            (f) Neither this Agreement nor the consummation of the Transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

            (g) None of the Contract Companies, nor to the Knowledge of Vendors any of their respective predecessors or previous owners of the parcels or buildings has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

            (h) No facts, events or conditions relating to the past or present facilities, properties or operations of the Contract Companies, or any of their respective predecessors or previous owners of the parcels or buildings will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to environmental, health, and safety requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

      4.31 Intergroup Agreements. At the Closing there are no contracts and agreements currently in force between any of the Vendors or any of their Affiliates (other than the Contract Companies) on the one hand and any of the Contract Companies, on the other hand. All contracts and agreements currently in force between PCMM on the one hand and with suppliers (other than suppliers who will not be transferred to the Property Companies or the Direct Property Companies), on the other hand (the "PCMM AGREEMENTS") as specified in SCHEDULE 4.31, may be terminated at any time by the relevant Contract Company without any penalty or termination indemnity to be paid by the relevant Contract Company, and without any prior notice longer than ninety (90) days. All PCMM Agreements are valid, binding and in full force and effect, and have been entered into and performed on an arm's length basis and in the ordinary course of business.

      4.32 Promotions Agreements. As of March 31st, 2004, the three promotional service contracts concluded with Miniplex Operations Kft., I.T. Cinema Magyar Rt. and Rano Szolgaltato Kft. have expired and are of no force and effect as at the Reference Date.

      4.33 Complete Copies of Materials. All relevant documents and information relating to the Contract Companies, the Portfolio Centers and the Purchased Assets which were provided to the Buyers during the due diligence phase are accurate in all respects.

      4.34 Full Disclosure. No representation or warranty in this Article IV or in any document delivered by Vendors or their Representatives pursuant to the Transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Buyers pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading.

       ARTICLE V - REPRESENTATIONS AND WARRANTIES OF KLEPIERRE AND BUYERS

      Each of Klepierre, KLPH, LP7 and Segece, jointly and severally, hereby represents and warrants to Vendors that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

      5.1 Organization, Qualification, and Corporate Power. Each of Klepierre, KLPH, LP7 and Segece :

            (a) is a corporation duly organized, validly existing, and in good standing under the laws of France (to the extent the concept of good standing exists in the relevant jurisdiction);

            (b) is duly authorized to conduct their respective businesses and are in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a material adverse effect on Klepierre, KLPH, LP7 or Segece.

      5.2 Authorization. Klepierre, KLPH, LP7 and Segece each have full power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which they are parties, and to consummate the Transaction and to perform their obligations hereunder, and no other proceedings on the part of any of Klepierre, KLPH, LP7 or Segece are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are parties. This Agreement and the Ancillary Agreements to which they are parties and the transactions contemplated hereby and thereby have been duly approved by the respective Supervisory Boards of Klepierre and Segece, or, in the case of KLPH and LP7 and in respect of the Ancillary Agreements, do not require such approval. The consummation of the transactions contemplated hereby does not require the approval or consent of the shareholders of Klepierre, KLPH, LP7 or Segece . This Agreement and the Ancillary Agreements to which they are parties constitute the valid and legally binding obligations of Klepierre, KLPH, LP7 or Segece, enforceable against Klepierre, KLPH, LP7 or Segece in accordance with their respective terms and conditions.

      5.3 No Conflicts. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will:

            (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Klepierre, KLPH, LP7 or Segece is subject;

            (b) violate or conflict with any provision of the charters, bylaws or organizational documents of Klepierre, KLPH, LP7 or Segece; or

            (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Klepierre, KLPH, LP7 or Segece is a party or by which either is bound or to which any of their assets is subject, other than any of the foregoing which would not in the aggregate have a material adverse effect on Klepierre, KLPH, LP7 or Segece or adversely their ability of to consummate the transactions contemplated hereby.

      5.4 Consents. No consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Klepierre, KLPH, LP7 or Segece, is required by or with respect to Klepierre, KLPH, LP7 or Segece in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for the Transaction Approvals referred to in Section 7.2 below.

      5.5 Financial Resources. Klepierre, KLPH, LP7 and Segece have the financial resources to fulfill all the undertakings, obligations and guarantees made by them in terms of the provisions of this Agreement, including without limitation, the payment of the Estimated Transaction Price (or the Final Definitive Transaction Price following Verification), and any Price Adjustments required in terms hereof.

      5.6 Liability. Klepierre is an "associe commanditaire" of Segece and has the duties and obligations provided for in Article L.222-6 of the French Commercial Code.

                       ARTICLE VI - PRE-CLOSING COVENANTS

      With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Closing ("COVENANT PERIOD"), the following shall apply:

      6.1   Operation of Business.

            (a) Vendors agree that, for the duration of the Covenant Period, except as contemplated by this Agreement or as otherwise consented to or approved in advance in writing by Buyers (which consent and approval shall not be unreasonably withheld or delayed to the extent that it does not prejudice the rights of Buyers in terms of this Agreement), Vendors shall, and shall procure that the Contract Companies shall:

                  (i) use all commercially reasonable efforts to (aa) preserve intact the present business organization, reputation, contractual and other arrangements of the Contract Companies and the Businesses then under the control of Vendors; (bb) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers and other Employees of the Businesses, and subject to any right under applicable Law; (cc) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted; (dd) maintain the goodwill of tenants, customers, suppliers and other Persons with whom Vendors have significant business relationships in connection with the Businesses; and (ee) continue all current business operations and activities relating to the Businesses in a manner consistent with past practise;

                  (ii) except to the extent required by applicable Law, (aa) cause the Books and Records of the Contract Companies to be maintained in the usual, regular and ordinary manner, and (bb) not permit any change in any rentals, credit, allowance or Tax practice or policy of the Contract Companies that would adversely affect the Businesses, the Contract Companies or the Purchased Assets;

                  (iii) comply with all Laws and Orders applicable to the Businesses, and promptly following receipt thereof deliver to Buyers copies of any notice received from any Governmental Body or other Person alleging any violation of any such Law or Order.

            (b) During the Covenant Period, except as contemplated by this Agreement or as otherwise consented to or approved in advance and in writing by Buyer (which approval shall not be unreasonably withheld or delayed to the extent that it does not prejudice the rights of Buyers in terms of this Agreement), Vendors shall not, and shall procure that the Contract Companies shall not:

                  (i) make any representation or promise, oral or written, to any Employee, except for statements as to the rights or accrued benefits of any Employee under the terms of any applicable Law;

                  (ii) make any increase in the salary, wages or other compensation (aa) of any Employee whose annual salary is or, after giving effect to such change, would be the equivalent of E50,000 per annum or more, except where such increases have been agreed upon by the relevant Contract Companies and/or Vendors, prior to the Execution Date;

                  (iii) adopt, enter into or become bound by any benefit plan, any employment-related contract or any collective bargaining agreement with respect to any of the Employees;

                  (iv) enter into any Contract to do or engage in any of the foregoing items set forth in this Section 6.1(b).

            (c) Vendors agree that, during the Covenant Period, except as contemplated by this Agreement, or as specifically directed by Buyers, or as otherwise consented to or approved in advance by Buyers (which consent or approval shall not be unreasonably withheld or delayed to the extent that it does not prejudice the rights of Buyers in terms of this Agreement), Vendors shall not, and shall procure that the Contract Companies shall not:

                  (i) acquire lease, license or dispose of or agree to acquire lease, license or dispose of any assets that would constitute Purchased Assets hereunder, other than in the ordinary course of business consistent with past practice, or create or incur any Lien, other than a Permitted Lien, on any assets that would constitute Purchased Assets hereunder;

                  (ii) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Business Contract, in each case other than in the ordinary course of business consistent with past practice;

                  (iii) violate, breach or default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Business Contract;

                  (iv) incur, purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of the Contract Companies under, any liability of or owing to the Contract Companies in connection with the Businesses then under the control of Vendors that would constitute a Purchased Asset hereunder, other than in the ordinary course of business consistent with past practice;

                  (v) save as specifically provided to the contrary in Section
8.1 below, engage with any Person in any merger, consolidation or other business combination, unless such Person agrees in writing that such merger, consolidation or other business combination is subject to the terms and conditions of this Agreement and the Ancillary Agreements;

                   (vi) make or commit to make any capital expenditures for additions to property, plant or equipment constituting capital assets on behalf of the Businesses, other than in the ordinary course of business consistent with past practice, or otherwise as are urgently required to maintain the equipment and assets of the Portfolio Centers in operating condition and in compliance with safety regulations;

                   (vii) make any material changes in the conduct of the Businesses, except as specifically contemplated or permitted by this Agreement; or

                   (viii) enter into any Contract to do or engage in any of the foregoing items set forth in this Section 6.1(c).

      6.2 Notice of Developments. Vendors shall give prompt notice to Buyers of
(i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause, net and in the aggregate, any representation or warranty of Vendors contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Vendors to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect any remedies available to the Party receiving such notice.

      6.3   Exclusivity.


            (a) From and after May 12, 2004, and until the earlier of the Closing or the termination of this Agreement, Vendors have not and shall not (nor has it permitted and shall it permit its Representatives to) directly or indirectly take any of the following actions with any Person other than Buyers and their designees:

                   (i) solicit, initiate or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Acquisition Proposal (as hereinafter defined) with Vendors or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized);

                   (ii) provide information with respect to Vendors and/or the Contract Companies, other than to Buyers, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal with Vendors or any subsidiary of Vendors (whether such subsidiaries are in existence on the date hereof or are hereafter organized);

                   (iii)enter into a contract or agreement (whether oral or written) with any Person, other than Buyers, providing for an Acquisition Proposal with Vendors or any subsidiary (whether such subsidiaries are in existence on the date hereof or are hereafter organized); or

                   (iv) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal with Vendors or any subsidiary (whether such subsidiary is in existence on the date hereof or are hereafter organized) other than by Buyers.

            (b) Vendors shall, and shall cause its Representatives to, avoid and cause to be avoided any such contacts or negotiations with any Person relating to any Acquisition Proposal. In addition to the foregoing, if Vendors or any of their Representatives receives, prior to the Closing or the termination of this Agreement, any offer or proposal (formal or informal) relating to any of the above, Vendors shall immediately notify Buyers thereof and provide Buyers with the details thereof including the identity of the Person or Persons making such offer or proposal, and will keep Buyers fully informed of the status and details of any such offer of proposal. Vendors and Buyers all acknowledge that this
Section 6.3 was a significant inducement for Buyers to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price to be paid to Vendors; or (ii) a failure to induce Buyers to enter into this Agreement.

            (c) As used in this Section 6.3, the term "ACQUISITION PROPOSAL" shaLL mean a proposal or offer for a merger, consolidation or other business combination involving an acquisition of all or part of the Contract Companies and/or the Businesses and/or the Purchased Assets.

            (d) For the avoidance of doubt, it is specifically agreed and understood that the provisions of this Section 6.3 are not applicable to: (i) the Post-Closing Merger procedures referred to in Section 8.1 below; and (ii) to any property, assets or business activities of Vendors and/or their Affiliates which are excluded from the ambit of this Agreement.

      6.4 Reasonable Efforts. Each of the Parties will use their best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article VII below).

                              ARTICLE VII - CLOSING

      7.1   Closing and Consummation.

      The closing of the Transaction shall take place July 29th, 2004, or on such alternative date as shall be agreed between the Parties prior to July 31st, 2004 (the "CLOSING DATE"), provided that if the Transaction Approvals have not been obtained by that date, then and in such event the Closing shall take place within [five (5)] Business Days after the date on which the Transaction Approvals will have been obtained (or waived in writing). The Closing shall take place in the offices of PCE located in Budapest, Hungary.

      7.2 Conditions for Closing. Notwithstanding anything to the contrary in this Agreement contained, the Closing and consummation of the Transaction shall be subject to the fulfillment of the following conditions, namely:

            (a) Transaction Approvals. The following unconditional Transaction Approvals shall have been obtained (or, if issued subject to fulfillment of certain conditions, such conditions have been either fulfilled or waived in writing), and shall be valid, namely:

                  (i) The approval of the Transaction, which was issued by the Hungarian Competition Office under applicable Law on July 21st, 2004 (the "COH APPROVAL"), a copy of which is attached hereto and marked as SCHEDULE
(I)7.2(A)(I);

                  (ii) Each of the Financing Banks (excluding OVAG) shall have delivered to the Buyers a duly signed Waivers and Consents, and which include Waivers and Consents issued by the Financing Banks in respect of Pecs Plaza Kft. and Sombathely Plaza Kft.referred to in Section 2.4 above, copies of which are attached as SCHEDULE 7.2(A)(II);

                  (iii) Vendors shall have furnished Buyers with Land Registry Extracts updated to a date 3 (three) days to the Closing Date, and which shall be attached as an exhibit to the Property Schedule.

            (b) OVAG Loan Repayment Agreement. The OVAG Loan Repayment Agreement shall have been executed between the parties thereto, shall be valid and binding upon them, and Purchasers shall have deposited the OVAG Loan Repayment Amount into the special escrow account opened and maintained by OVAG for that purpose;

            (c) Vendors' Legal Opinion. Buyers shall have received an opinion of Vendors' legal counsel in substantially the form set forth in SCHEDULE 7.2(c).

            (d) Buyers's Legal Opinion of Counsel. Vendors shall have received an opinion of legal counsel for Klepierre, KLPH, LP7 and Segece in substantially the form set forth in SCHEDULE 7.2(D).

      7.3 Acts to be performed at Closing. At the Closing, the following acts, deeds and things shall be simultaneously executed, performed and perfected, namely:

            (a) PCE and EUN shall sell, transfer and make over to KLPH and LP7 respectively, and KLPH and LP7 shall acquire from PCE and EUN respectively, good, clean and valid title in and to the entire Equity Rights (100%) in and to the Holding Companies by way of the execution of Equity Rights Transfer Agreements in agreed form in respect of each Holding Company, together with all ancillary documentation required by operation of applicable Hungarian Law in order to give full and proper effect thereto;

            (b) PCE and Szeged shall sell, transfer and make over to KLPH, and KLPH shall acquire from PCE and Szeged respectively, good, clean and valid title in and to the entire Equity Rights (100%) in and to the Direct Property Companies by way of the execution of Equity Rights Transfer Agreements in agreed form in respect of each Direct Property Company, together with all ancillary documentation required by operation of applicable Hungarian Law in order to give full and proper effect thereto;

            (c) PCM-BV shall sell, transfer and make over to Segece, and Segece shall acquire from PCM-BV, good, clean and valid title in and to the Acquired PCMM Quota by way of the execution of Equity Rights Transfer Agreements in agreed form, together with all ancillary documentation required by operation of applicable Hungarian Law in order to give full and proper effect thereto;

            (d) PCE and/or EUN and/or their relevant Affiliates shall assign and transfer to KLPH, and KLPH shall accept assignment of, the relevant Assigned Shareholder Loans due and owing by the Portfolio Companies by way of the execution of a Deed of Assignment of Shareholder Loans in agreed form;

            (e) PCM-BV and/or PCM-BV and/or the relevant Affiliates shall assign and transfer to Segece, and Segece shall accept assignment of, the relevant Assigned Shareholder Loans (50%) due and owing by PCMM by way of the execution of a Deed of Assignment of Shareholder Loans in agreed form;

            (f) Vendors shall furnish Buyers with unconditional letters of resignation of each of the managing directors of each of the Contract Companies, as well as the resignations of all members of the supervisory boards of the Contract Companies, nominated by Vendors and/or their Affiliates, which shall be effective as at the Closing Date. Vendors undertake to procure that none of the managing directors and supervisory board members appointed by it and who shall resign at the Closing as aforesaid shall have any claims or rights against the Contract Companies and that all their rights against such Contract Companies are unconditionally waived and released.


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
            (g) Buyers shall nominate and appoint, in the manner required under applicable Hungarian Law, managing directors for each of the Contract Companies, and, where required, members of the Supervisory Boards of the Contract Companies.

            (h) Vendors shall if necessary convene on the Closing Date, such Quotaholders meetings of each of the Contract Companies in order to give full and proper effect to the Transactions contemplated herein, and to replace the managing directors and the supervisory board members of the Contract Companies as aforesaid.

            (i) The following Ancillary Agreements, to the extent that same shall not have been executed between the relevant parties thereto prior to the Closing Date, shall be duly and properly signed and executed, namely:

                  (i)   the DPO Interim Agreement;

                  (ii)  the PCMM Shareholders Agreement; and

                  (iii) the Trademark License Agreement;

                  (iv)  the OVAG Loan Repayment Agreement; and

                  (v)   the Price Adjustment Escrow Agreement.

            (j)   PCE shall furnish Buyers with the Utilities Guarantee;

            (k) Vendors shall cause Buyers to be furnished with the EMI Parent Guarantee;

            (l) Purchasers shall execute payment of the Estimated Portfolio Company Prices subject to and in accordance with the provisions of Section 3.2 above;

            (m) Segece shall execute payment of the Estimated PCMM Shares Value subject to and in accordance with the provisions of Section 3.3 above; and

            (n) The Parties shall execute all additional documents, deeds and instruments which are required by operation of applicable Hungarian Law and regulations in order to give full and proper effect to the Transactions contemplated hereby.

      7.4 Acknowledgement of Closing. Upon the full and proper execution of the Closing in terms of this Article VII, the Parties shall execute an Acknowledgement of Closing in agreed form confirming that the consummation of the Transactions has been accomplished.

      7.5 Partial Consummation. In the event that one or several of the Transaction Companies (or its (their) relevant Property Company or Portfolios Centers) shall be affected by a problem which would entitle the Purchasers and/or Segece to exercise their respective rights to withdraw from the Transaction in accordance with the provisions of Article X below, then and in such event Purchasers or Segece, as the case may be, will have the option to partially consummate the Transaction by excluding such affected Transaction

Company from the Closing procedures to be conducted in terms of this Article VI, provided that nothing in this Section contained shall be deemed to prejudice the rights of Purchasers and/or Segece under Sections 10.3(a), 10.3(b) and 10.3(D) below.

      7.6 Deferred Closing. In the event that any Transaction Approval(s) relevant to any particular Transaction Company and/or its relevant Portfolio Center shall not have been obtained by the Closing Date as determined above, then and in such event the Purchasers shall have the right to demand that a separate deferred closing be conducted in respect of the affected Transaction Company upon receipt of the missing Transaction Approval(s), provided that such deferred Closing shall not occur later than December 31, 2004 (unless otherwise agreed between the Parties).

          ARTICLE VIII - ADDITIONAL AGREEMENTS WITH POST CLOSING EFFECT

      8.1   Post Closing Merger Procedures.

            (a) It shall be the sole responsibility and liability of PCE to cause, complete and perfect the due, proper and valid execution of the merger procedures which have been instituted prior to the date hereof between each of the Holding Companies and the relevant Property Company recorded opposite its name of the Rights Acquisition Schedule (the "Post Closing Mergers").

            (b) It is envisaged that in each instance, the relevant Property Company will be merged into the relevant Holding Company ("step-up mergers"), save in the event of Duna Plaza, where the Holding Company (D2 Rt.) will be merged down into the Property Company (Duna Plaza Rt.) (a "step-down merger").

            (c) The Post Closing Mergers shall be conducted and implemented on the basis of the financial statements of the respective Holding Companies and the relevant Property Companies as at December 31st, 2003.

            (d) PCE undertakes to ensure that the Post Closing Mergers are finalized and perfected, by order of the Court of Registration, by not later than December 31st, 2004.

            (e) All costs and expenses incurred or to be incurred in respect of and/or in connection with and/or pertaining to the Post Closing Mergers (including without limitation : legal fees, tax advisors fees, accountants fees, notarial fees and court registration fees) shall be for the sole cost and account of PCE.

      8.2   Post Merger Tax Procedure

            (a)   Definition & qualification of the Goodwill

                  (i) It is acknowledged by the Parties that the completion of the Post Closing Mergers referred to in Section 8.1 above, shall make available a Global Goodwill Tax Benefit.

                  (ii) For the purpose of this Section 8.2, the term "Global Goodwill Tax Benefit" shall mean the discounted tax benefit of E 6,800,000 (six million eight hundred thousand Euros) resulting from the


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
possibility to amortize from a tax standpoint a goodwill amount transferred to the surviving companies of the Post Closing Mergers.

                  (iii) The Global Goodwill Tax Benefit is broken down as follows : (1) E 5,780,000 in respect of Duna Plaza Rt. following its merger with D2 Rt.; (2) E 560,000 in respect of Csepel Plaza Kft. following its merger with CSPL 2002 Kft.; and (3) E 460,000 in respect of Debrecen Plaza Kft. following its merger with Debrecen 2002 Kft, (Duna Plaza Rt., Csepel Plaza Kft and Debrecen Plaza Kft. collectively referred to as the "Goodwill Beneficiaries" and each of such amount being defined as "Individual Goodwill Tax Benefit").

                  (iv) Vendors hereby agree and acknowledge that due to the existence of the Global Goodwill Tax Benefit, Purchasers did not reduce the Estimated Transaction Prices by E 6,800,000 to take into account the impact of the lack of amortization basis as specified in Exhibit H of the Heads of Terms dated May 10, 2004. In this context, Vendors undertake to implement the following steps in order to ensure that Goodwill Beneficiaries will be able to derive the full benefit of the Global Goodwill Tax Benefit;

                  (v) The Parties further acknowledge that the approval by the Tax Authorities (as hereinafter defined) of carry forward losses is prima facia evidence that the relevant Goodwill Beneficiary will be able to derive the benefit of the Goodwill Tax Benefit.

            (b) Escrow Deposit.

                  (i) In order to secure its undertakings and obligations pursuant to the provisions of this Section 8.2, at the Closing, Vendors shall cause an amount of E 6,800,000 to be deposited into a special escrow account to be opened and maintained by OVAG in terms of the Escrow Agreement attached hereto as Schedule 8.2(b).

                  (ii) The Escrow Agreement shall govern the manner in which OVAG as escrow agent shall release the escrow funds in terms of the provisions of this Section 8.2.

            (c) Actions to be taken by Vendors to ensure the use and enjoyment of the Global Goodwill Tax Benefit by the Goodwill Beneficiaries. In order to allow the future enjoyment and use of the Global Goodwill Tax Benefit by the Goodwill Beneficiaries, Vendors have undertaken to implement and shall complete the following specific procedures ("POST MERGER TAX PROCEDURES").

            (d) On the other hand and solely in the case of "Upstream Mergers" (as defined in Section 8.1 (b) above), in the event that Csepel Plaza Kft. and/or Debrecen Plaza Kft. do not have tax losses, Vendors shall have the right in its sole discretion (subject to a 3 day prior written notice to Purchasers) to substitute other Contract Companies (which would be the surviving entity following an Upstream Merger) instead of Debrecen 2002 Kft and CSPL 2002 Kft, for the purpose of the Post Merger Tax Procedures, provided that the aggregate amount of the Goodwill Tax Benefit for such companies shall not be less than E 1,020,000.

            (e) Duna Plaza Application. The Post Merger Tax Procedures with respect to Duna Plaza Rt. are as follows:


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
                  (i) Given the specific nature of the merger process entered into among D2 Rt. and Duna Plaza Rt. (namely a downstream merger whereby Duna Plaza Rt. is the surviving entity) and in order to ensure the enjoyment and use by Goodwill Beneficiary of the corresponding Individual Goodwill Tax Benefit (i.e. E 5.78 million), Vendors undertake to make an application (the "DUNA PLAZA APPLICATION") to the relevant office, service or department of the Hungarian Tax Authorities ("TAX AUTHORITIES") so as to obtain the approval of the Tax Authorities that Duna Plaza Rt., as the surviving entity in the merger and legal successor, will be entitled to utilize the carry forward losses (which comprise but are not limited to the Individual Goodwill Tax Benefit) of D2 Rt. (as the predecessor), such approval being necessary in respect of tax losses incurred in 2004 and thereafter, in application of the new Hungarian tax regime which entered into force as of January 1, 2004 (the "NEW REGIME"). It is emphasized that the nature and wording of the Duna Application to be made to the Tax Authorities pursuant to the provisions of this Section 8.2(d) shall be made exclusively at the discretion of Vendors.

                  (ii) It shall be the responsibility and liability of Vendors to make all arrangements necessary to ensure that the Duna Plaza Application be prepared and submitted to the Tax Authorities within the statutory deadline, namely within 30 days of date of the adoption the first decision on the merger by the general meeting of the relevant company, but at the latest within 30 days of the date of the registration of the merger by the Hungarian Commercial Court. Vendors shall also be responsible for providing the Tax Authorities with all the necessary and requested information and documentation during the procedure in a timely manner with a view to ensure the success of the procedure, and Purchasers undertake to co-operate in the provision of such documentation.

            (f)   Approval of Duna Plaza Application

                  (i) In the event that the Duna Plaza Application is approved by the Tax Authorities, then and in such event Vendors shall be entitled to demand OVAG as escrow agent to release to Vendors the amount of E 5,780,000 out of the escrow funds, together with accrued interest, provided that they shall have delivered to Purchasers the EMI First Demand Guarantee in accordance with the provisions of Section 8.2(j) below.

                  (ii) For the purposes of this Section, an "approval/approved" shall mean either : (1) official notification of the Tax Authorities that the Duna Plaza Application has been approved (provided, however, that an approval which is qualified as being subject to future tax audits and which reserves the determination as to the correctness or integrity of the carry forward losses which are referred to in the Duna Plaza Application, shall nevertheless be deemed to constitute an approval of the Tax Authorities for the purposes of this Section which will entitle Vendors to demand the release of the escrow funds as aforesaid); or (2) in the event that the Tax Authorities are deemed to have approved the Duna Plaza Application by reason of their failure to respond to the Duna Plaza Application within 60 (sixty) days from the date of the submission of the Duna Application (a "deemed approval"). Purchasers shall notify Deloittes Rt. (or such other tax adviser numbered amongst the "Big Four" who act as the tax advisers of Purchasers. at that time) of the occurrence of a "deemed approval". Deloittes Rt. shall be required to either confirm or dispute the existence of a deemed approval within 10 (ten) Business Days, failing which they shall be deemed to have approved. For the avoidance of doubt, Deloittes Rt. shall not make any approaches to the Tax Authorities in order to verify the occurrence of a deemed approval.


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

            (g)   Refusal of the Duna Plaza Application

                  (i) In the event, however, that the Tax Authorities issue a refusal of the Duna Plaza Application, then and in such event Purchasers shall be entitled to demand OVAG as escrow agent to release to Purchasers the amount of E 5,780,000 out of the escrow funds, together with accrued interest.

                  (ii) For the purposes of this Section, a "refusal" shall be deemed to mean either (1) official notification of the Tax Authorities that the Duna Plaza Application has been rejected, or has not been approved, irrespective as to whether reasons are furnished (provided however that if Vendors elect to appeal the refusal to the next instance within the Tax Authorities, the refusal shall not be deemed to have occurred until such time as the appeal is also rejected); or (2) if the Tax Authorities by official notice advise Vendors and/or Duna Plaza Rt. that they wish to conduct an investigation of Duna Plaza Rt. prior to rendering their decision on the Duna Plaza Application which has not been finalized by December 31st, 2005; or (3) if Vendors have not applied for the permission to use the loss carry forward of D2 Rt as at December 31, 2005.

                  (iii) For the avoidance of doubt, in the event that Vendors elect to appeal the decision of the Tax Authorities as aforesaid, and the appeal is accepted, then and in such event an "approval" of the Duna Plaza Application shall be deemed to have occurred, and the provisions of Section 8.2(f)(i) above shall apply.

            (h) Csepel Plaza Kft . The Post Merger Tax Procedures with respect to Csepel Plaza Kft are as follows:

                  (i) Given the specific nature of the merger process entered into among Csepel Plaza Kft. and CSPL 2002 Kft. (namely an upstream merger whereby CSPL 2002 Kft. is the surviving entity) and in order to ensure the enjoyment and use by the Goodwill Beneficiary of the Individual Goodwill Tax Benefit (i.e. E 560,000 million), Vendors undertakes to make an application (the "CSEPEL APPLICATION") to the Tax Authorities so as to obtain the approval of the Tax Authorities that CSPL 2002 Kft., as the surviving entity in the merger and legal successor, will be entitled to utilize the carry forward tax losses of Csepel Plaza Kft. (as the predecessor) which is necessary in respect of tax losses incurred in 2004 and later based on the New Regime.

                  (ii) In the event of an "approval" of the Csepel Application, Purchasers shall be entitled to request that OVAG as escrow agent release to Vendors the amount of E 560,000 out of the escrow funds, together with accrued interest, provided that they shall have delivered to Purchasers the EMI First Demand Guarantee in terms of Section 8.2(j) below. For the purpose of the Csepel Application an "approval" shall be deemed to mean either: (1) either of the circumstances referred to in Section 8.2(f)(ii) above, mutatis mutandis; and (2) if the Csepel Application is not submitted by December 31, 2004 by reason of the fact that Csepel Plaza Kft. has no tax losses.

                  (iii) However, in the event of a "refusal" of the Csepel Application, then Purchasers shall be entitled to request the release to the Purchasers of the amount of E 560,000 together with accrued interest For the purposes of the Csepel Application, a "refusal" shall be deemed to mean either of the circumstances referred to in Section 8.2(g) (1) and (2).

            (i) Debrecen Plaza Kft. The Post Merger Tax Procedures with respect to Debrecen Plaza Kft are as follows: The provisions of Section 8.2(h) above shall apply, mutatis mutandis, to an application to be submitted by Vendors to the Tax Authorities in respect of the Debrecen Plaza Kft. (the "DEBRECEN APPLICATION") in respect of an Individual Goodwill Tax Benefit in the amount of E 460,000.

            (j)    EMI First Demand Guarantee

                  (i) Any demand by Vendors for the withdrawal of funds from the escrow account as contemplated in this Section 8.2 shall be conditioned upon the delivery to Purchasers of a first demand corporate guarantee issued by EMI in favour of the Purchasers in terms of this Section 8.2(j) ("the EMI First Demand Guarantee") in the form and text attached hereto as SCHEDULE 8.2(J);

                  (ii) The EMI First Demand Guarantee shall be in an amount equal to : (1) the amount of the relevant Individual Goodwill Tax Benefit to be withdrawn; and (2) fines, penalties and late payment interests actually charged by the Tax Authorities in a Tax Demand (as hereinafter defined), but in any event in a total amount which shall not exceed 25% of the relevant Individual Goodwill Tax Benefit;

                  (iii) Purchasers shall not be entitled to draw down on the EMI First Demand Guarantee after the expiry of a period commencing on its date of issue and terminating on the 5th anniversary of that date;

                  (iv) The EMI First Demand Guarantee will be payable on demand. However, Purchasers undertake that they shall not make any demands under the EMI First Demand Guarantee unless and until the Tax Authorities have re-assessed the use of the Individual Goodwill Tax Benefit by the Goodwill Beneficiary and have delivered to the Goodwill Beneficiary a demand for the payment of taxes, fines, penalties and/or late payment interests relating directly to the use of the relevant Individual Goodwill Tax Benfit (a "Tax Demand"),

                  (v) In the event that Vendors contest the Tax Demand and succeed in definitely canceling the Tax Demand, then and in such event Purchasers undertake to cause that any amounts drawn down on the EMI First Demand Guarantee on the basis of such Tax Demand shall be refunded in full to EMI; and

                  (vi) In the event that, notwithstanding that a "refusal" has been given to any of the Duna Application, the Csepel Application or the Debrecen Application, but the relevant Goodwill Beneficiary nevertheless makes use of the Individual Goodwill Tax Benefit, then and in such event Purchasers undertake to return to EMI all amounts drawn down under the EMI First Demand Guarantee..

      8.3    Duna Plaza Extension

            (a) The parties record and declare that the acquisition of D2 Rt. specifically includes the rights in and to the proposed Duna Plaza Extension.

            (b) In respect of the Duna Plaza Extension., PCE and Duna Plaza Rt shall as soon as reasonably practicable after the Closing Date agree in good faith on the valid building permits, and the detailed plans and designs of the Duna Plaza Extension.

      Undertaking to Construct.

            (c) PCE shall construct, complete and deliver to Duna Plaza Rt. the Duna Plaza Extension fully in accordance with (i) the valid agreed building permits and the plans and designs; and, (ii) the terms and conditions of the Duna Plaza Turnkey Development Agreement. PCE shall be required to perform the Duna Plaza Extension's works and to acquire the supplies, parts, materials, services and equipment necessary, even if not specifically identified or otherwise specified by Duna Plaza Turnkey Development Agreement, so as to ensure that the works are completed in a timely manner and in accordance with the agreed plans and designs and the technical specifications. At the time of delivery of the Duna Plaza Extension, the works shall be technically and administratively viable, conform with the Duna Plaza Turnkey Development Agreement in all material respects, and be capable of operation within its intended purpose.

      Plans and Designs, Building Permits.

            (d) It shall be the responsibility of PCE to obtain all building permits and other Permits required under operation of applicable law in order to enable the construction of the Duna Plaza Extension in accordance with the said agreed plans and designs. In the event that the building permits and other Permits have not been issued and/or have not become valid and final, by the fifth anniversary of the Closing Date, notwithstanding the diligent and commercially reasonable efforts of the Parties, then and in such event the Parties shall be deemed to have waived all their respective rights, and to have been be fully and unconditionally released from all their respective obligations, in terms of the provisions of this Section 8.3, and/or the Duna Plaza Turn-Key Development Agreement, without sanction or penalty.

            (e) Purchasers and Duna Plaza Rt. shall give positive consideration to a proposed "land swap" with the owners of the adjacent parcels of land, so as to enable the construction of a parking garage intended to service the Duna Plaza Extension.

            (f) Duna Plaza Rt. shall upon request furnish PCE and/or its representatives with special powers of attorney or other authorizations which may be necessary or required in order to enable PCE to obtain the valid and legal building permits in the name of Duna Plaza Rt., and generally to fulfill its undertakings and obligations in terms of the Duna Plaza Turn-Key Development Agreement.

            (g) PCE shall have the right to engage reputable building contractors, consultants, service providers and other parties as sub-contractors in respect of the execution of the construction works, in accordance with the terms and provisions of the Duna Plaza Turnkey Agreement. The appointment of such sub-contractors shall be subject to Purchaser's approval, such approval not to be unreasonably or arbitrarily withheld or delayed.

      Commencement of Construction - Non Commencement.

            (h) Subject to : (i) the consummation of the Transactions in terms of Article VII above in respect of a majority of the Contract Companies and specifically including D2 RT. and Duna Plaza Rt; (ii) the execution of the Duna Plaza Turn-Key Development Agreement; and (iii) the obtaining of the valid and legal building permits as aforesaid; it is anticipated that construction of the Duna Plaza Extension will commence in early 2005, and will be completed within 30 (thirty) months (including the parking garage).

            (i) In the event that the construction works for the Duna Plaza Extension shall have not commenced by the 2nd (second) anniversary of the Closing Date by reason of the refusal or neglect of Purchaser and/or Duna Plaza Rt. to authorize the commencement of construction under the Duna Plaza Turnkey Agreement, notwithstanding that : (i) the Closing of the Transaction shall have occurred; and (ii) the valid and legal building permits have been issued which enables the commencement of such construction and which are in accordance with the agreed plans and specifications in all material respects); then and in such event PCE shall have the right to terminate the Duna Plaza Turnkey Agreement. In such event, Purchaser shall be obliged and hereby undertakes to compensate PCE for the value of the building rights inherent in the Duna Plaza Extension in the amount of E 10,000,000 (ten million Euro), payable not later than the effective date of termination of the Duna Plaza Turnkey Agreement. For the avoidance of doubt, the maximum amount to be paid by Purchaser to PCE in terms of this sub-section shall in all events be capped at the total amount of E 10,000,000 (ten million Euro) and PCE shall waive unconditionally any right to compensation, fees or damages to be awarded by Duna Plaza Rt. Prior to payment.

            (j) If on the second anniversary of the Closing Date the conditions precedent set forth in Section 8.3(i) above are not fulfilled and if PCE is liable for such failure, Duna Plaza Rt. shall be entitled to elect to extend the Duna Plaza Turn-Key Development Agreement for another period of two years for PCE to correct its faults and procure the fulfilment of the conditions precedent, if possible. If such election has not been exercised or, if it has been elected, if the conditions precedent are still not fulfilled at the end of the extension period, Duna Plaza Rt. shall nonetheless be granted an irrevocable license to use the technical documentation in connection with the Duna Plaza Extension's works and be assigned the exclusive right to use the designs and architectural conception of the Extension free of royalties (but subject to copyright of the designing architects).

      Duna Plaza Turn-Key Development Agreement.

            (k) As soon as practical following the Closing, Duna Plaza Rt. and PCE shall prepare, negotiate and execute a turnkey agreement the terms and conditions of which shall be customary for an institutional investor (the "DUNA PLAZA TURNKEY DEVELOPMENT AGREEMENT").

            (l) The Duna Plaza Turnkey Development Agreement shall provide among other things that:

                   (i) Duna Plaza Rt. shall not bear any development responsibility and that in this respect the situation should be as analogous as possible to that arising of the purchase Duna Plaza Rt from PCE of an existing building. As a result PCE shall be the sole co-contracting party of Duna Plaza Rt and shall be accountable for all the works, services, faults or omissions of the sub-contractors, architects, engineers, suppliers, or surveyors.

                   (ii) PCE's primary and fundamental obligation under the Duna Plaza Turnkey Development Agreement shall to design, engineer, manufacture, deliver to site, install, construct after having obtained the necessary administrative approvals, free of any challenges or right of withdrawal, and test the works so that the works and each and every component of the works: (1) meet or exceed the guarantees and other requirements upon completion and at all relevant times thereafter, provided that the Duna Plaza Extension shall be of the same standard or higher as the existing Duna Plaza Portfolio Center; (2) upon


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completion comply with all applicable laws; and (3) upon completion, be otherwise fit for their intended purposes.

          Lease Up.

            (m) The Duna Plaza Turn-Key Development Agreement shall also provide that PCE shall be responsible for the marketing and lease-up of the Duna Plaza Extension leasable areas in a timely and efficient manner to reputable tenants of good standing. All lease agreements shall be concluded directly between Duna Plaza Rt. and the individual tenants in the standard form of contract used by Duna Plaza Rt. at that time.

            (n) Purchasers undertake to cause that the consent of Duna Plaza Rt. will not be unreasonably withheld or delayed, provided that the following leasing parameters, as reasonably determined by Purchasers ("EXTENSION LEASING PARAMETERS") are observed by PCE, namely:

                  (i) the rentals payable under the lease agreements are equal to or higher than the average rentals payable at the same time by tenants in the existing Duna Plaza Portfolio Center;

                  (ii)  general and customary leasing parameters and guidelines;

                  (iii) rental grids (but no higher than 20% of the rental grid in respect of any specific tenant, or 10% in the aggregate regarding all tenants); and

                  (iv)  tenant mix.

            (o) Notwithstanding the foregoing, Duna Plaza Rt. shall remain free to market and lease premises to tenants not introduced by PCE , provided however that : (A) the Extension Leasing Parameters are observed; (B) Duna Plaza Rt. will co-ordinate such independent leasing operations with PCE; and (C) the leases signed as a result of such independent leasing operations shall be included in the calculation of the 90% threshold referred to in Section 8.3(s)(iv) below.

      Duna Plaza Extension Payment.

            (p) In consideration for the fulfillment of its undertakings and obligations pursuant to the provisions of the Duna Plaza Turnkey Development Agreement, PCE shall be entitled to receive, and Duna Plaza Rt. shall be obligated to pay, an amount equivalent to Triple Net Rents generated by the Duna Plaza Extension, determined in accordance to the formula set forth in SCHEDULE 3.1(B)(I), capitalized at a rate of 8.75%. The Duna Plaza Extension Payment shall be paid as follows : (A) during the construction period, the Construction Period Payments will be paid on account of the Duna Plaza Extension Payment, in accordance with the provisions of Section 8.3(r) below; (B) subject to the fulfillment of the conditions specified in Section 8.3(s) below, the balance of the estimated Duna Plaza Extension Payment shall be paid; and (C) a final verification of the Duna Plaza Extension Payment shall be conducted within 9
(nine) months in accordance with the provisions of Section 8.3(t) below.

            (q) The "ESTIMATED DUNA PLAZA EXTENSION PRICE" shall be calculated upon the execution of the Duna Plaza Turn-Key Development Agreement on the basis of PCE's reasonable assessment


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
of the future Triple Net Rents to be generated by the Duna Plaza Extension following completion and delivery, calculated in accordance with the Duna Plaza Extension methodology attached hereto as SCHEDULE 8.3(Q).

      Construction Period Payments.

            (r) During construction, Duna Plaza Rt. shall pay to PCE the construction costs (as determined in the Duna Plaza Turnkey Development Agreement plus a 10% overhead cost factor, but in any event capped at an amount equivalent to 80% of the Estimated Duna Plaza Extension Price (as hereinabove defined (the "CONSTRUCTION PERIOD PAYMENTS"). The Construction Period Payments will be paid according to agreed milestones based on the progress of the construction works, as specified in the Duna Plaza Turnkey Development Agreement.

      Final Duna Plaza Extension Payment.

            (s) Subject to the terms of the Duna Plaza Turnkey Development Agreement, Duna Plaza Rt. shall execute payment to PCE of the difference between the Estimated Duna Plaza Extension Price and those amounts of the Construction Period Payment paid on account during the construction period in terms of
Section 8.3(r) above. (the "FINAL DUNA PLAZA EXTENSION PAYMENT"). The Final Duna Plaza Extension Payment shall be made not later than 10 (ten) Business Days (or such other date as shall be mutually agreed) following the fulfillment, or waiver by Purchaser, of the following conditions, namely:

                  (i) the Duna Plaza Extension shall be practically complete, and shall have been delivered to Duna Plaza Rt. pursuant to the provisions of the Duna Plaza Turnkey Development Agreement;

                  (ii) the Duna Plaza Extension shall be open to the public at large, and all accesses to and from public roads and streets, as specified in the approved plans and designs and in the building permits, shall be open to pedestrian and vehicular traffic;

                  (iii) all the authorizations and Permits required by applicable law for the operation of the Duna Plaza Extension (including the occupancy permits and other operational permits) shall have been obtained, and shall be valid and legal; and

                  (iv) Lease Contracts in relation to at least 90% of the letable area of the Duna Plaza Extension shall have been executed and shall be in force and effect, provided however, that Purchaser (acting through Duna Plaza Rt.) shall not be entitled to withhold its approval for the execution of Lease Agreements without legitimate grounds if same are in accordance with the Extension Leasing Parameters (as defined in Section 8.2(n)above).

      Final Verification of the Duna Plaza Final Payment.

            (t) Not later than a date nine (9) months following the date of delivery of the Duna Plaza Extension under the Duna Plaza Turn-Key Development Agreement, the Estimated Duna Plaza Extension Price calculated in terms of
Section 8.2(q) above, the aggregate of the Estimated Duna Plaza Extension Payment shall be adjusted (upwards or downwards, as the case may be) according the actual Duna Plaza Extension Triple Net Rents determined in accordance to the formula set forth in SCHEDULE 3.1(B)(I), capitalized at a rate


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of 8.75%. Any payments to be made in consequence of the adjustments to be made in terms of this section shall be effected with 10 (ten) Business Days from the date of the determination of the adjustment amount.

      8.4 Duna Plaza Offices. Inasmuch as the Parties have agreed between them that the Duna Plaza Offices are excluded from the ambit of the Transaction which is the subject matter of this Agreement, PCE and Purchasers shall by not later than the Closing enter into a separate DPO Interim Agreement in the form and text attached hereto as SCHEDULE 8.4.

      8.5 Re-Organization of Management Company Activities. It is specifically agreed between the Parties to this Agreement that, notwithstanding the provisions of the Heads of Terms dated May 10th, 2004, a reorganization of the business, legal and financial activities of the Management Company will be implemented jointly by Segece and PCM-BV following the Closing, in accordance with the following terms, provisions and conditions:

            (a) On a date to be agreed between Segece and PCM-BV, but in any event nor later than November 1, 2004, each of the Property Companies and each of the Direct Property Companies shall enter into a Patrimonial Management Contract (in the agreed form attached hereto as SCHEDULE 8.5(A) with PCMM in respect of the management and operation of each of the respective Portfolio Centers, and the administration of the relevant Property Company and Direct Property Company.

            (b) The Patrimonial Management Contracts will determine and implement a new fee and costing regime pertaining to the management and operation of the Portfolio Centers, which shall be implemented according to the step plan attached hereto as SCHEDULE 8.5(B), it being specified however that any payments under the Patrimonial Management Contracts will be conditioned upon the occurrence of the Closing and the repayment of the Assumed Financing Loans..

            (c) PCE shall cause PCMM to act diligently in order to make all legal, technical and other arrangements and modifications vis-a-vis suppliers, tenants and any other relevant third party in order to implement the Reorganization as set forth in SCHEDULE 8.5(B) as expeditiously as possible, but in any event by not later than January 1st, 2005.

            (d)   In addition:

                  (i) each of the Excluded Centers Companies shall conclude Patrimonial Management Contracts with PCMM on a date to be agreed between Segece and PCM-BV, but in any event nor later than November 1, 2004. Subject to specific reporting requirements of Vendors and other agreed changes, these Patrimonial Management Agreements will be in identical form, mutatis mutandis, and will also be implemented according to the step plan attached SCHEDULE 8.5(b). Any payment under the Patrimonial Management Contracts pertaining to the Excluded Centers will be conditioned upon the occurrence of the Closing and the repayment of the Financing Loans applicable to the Excluded Centers, unless otherwise agreed; and

                  (ii) PCMM may conclude agreement(s) with PCE and/or its subsidiaries in respect of the rendering of certain marketing and lease-up services in respect of new shopping and entertainment centers owned and/or to be developed by PCE which are not the subject of the Transaction, on terms and conditions to be agreed on an ad hoc basis.


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
            (e) It is hereby specifically agreed that, notwithstanding the provisions of the Heads of Terms dated May 10, 2004, neither the execution of the Patrimonial Management Contract nor the implementation of the PCMM Reorganization shall not constitute a condition for closing.

            (f) PCE shall cause the mandate agreements set forth in SCHEDULE 8.5(F)(the "MANDATE AGREEMENTS") to be terminated before December 31st, 2004, failing which the provisions of Section 12.1(g) below shall apply.

      8.6   Non-Compete.

            (a) PCE undertakes that neither it nor its Group Affiliates shall, during a ten-year period commencing on the Closing Date, directly or indirectly, own, manage, operate, control or be connected with, any shopping and entertainment centers or factory outlets within the Restricted Areas (as hereinafter defined).

            (b) For the purposes of this Section, the term "RESTRICTED AREAS" means those areas lying within a radius of: (i) 4 (four) kilometers from the Duna Plaza and Csepel Plaza Portfolio Centers in Budapest (but specifically excluding the Obuda Island and the properties located at 25 Andrassy ut. and 59 Andrassy ut., which shall not constitute Restricted Areas notwithstanding that the are located within the 4 (four) kilometer radious abovementioned); or (ii) 10 (ten) kilometers in any other regional city in which a Portfolio Center (excluding Duna Plaza and Csepel Plaza) is situated.

      8.7 Non-Solicitation. PCE and its Group Affiliates (including PCM-BV) shall, for a period of 10 (ten) years following the Closing Date, be prohibited (directly or indirectly) from soliciting or encouraging the managers and employees of PCMM and/or PCMM-II to leave their functions or from otherwise recruiting them to fulfill any position within the PCE group of companies (including acting as independent consultants or contractors). However, in the event that an employee of PCMM or PCMM-II shall voluntarily resign from his employment with those companies, or either of them, or in the event that such employee shall be dismissed from his employment for whatever reason, then and in such event the non-solicitation undertakings made in terms of this section shall cease to be applicable or effective, in respect of that employee only, after the elapse of 6 (six) months from the effective date of the termination of his employment as aforesaid.

      8.8 Collection of Receivables. Purchasers and/or Segece shall exert all reasonable commercial efforts in order to collect receivables which are outstanding at the Reference Date for a period in excess of 6 months in accordance with the Accounting Principles specified in SCHEDULE 8.8/A, and which are to be excluded from the calculation of the Definitive Portfolio Company Prices. A list of these outstanding receivables (estimated) shall compromise part of the Definitive Portfolio Companies Accounts to be furnished to Purchasers in terms of the provisions of Section 3.5 above. Any amounts collected by the relevant Contracts Company within 18 (eighteen) months of the Closing Date in respect of such identified outstanding receivables shall be transferred to PCE, less any reasonable collection costs (including reasonable legal fees) incurred in respect thereof, and after deduction of any taxes applicable thereto.

      8.9 PCMM Inventory. PCM-BV undertakes to ensure that as soon as possible following the closing, but in any event by not later than December 31st, 2004, it shall compile and complete a detailed inventory of the moveable assets and chattels of PCMM, including those items which are physically located in the Portfolio Centers. PCM-BV undertakes to act in good faith in compiling the inventory list, and to refrain


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
from any act which would unreasonably prejudice the interests of Segece. PCE shall undertake to transfer without delay and for free to PCMM all the full ownership of all the assets (including the files, data, softwares, computers currently) currently used for the purpose of the operation of its business and its activity.

                   ARTICLE IX - OTHER AGREEMENTS AND COVENANTS

      9.1 Confidentiality. Each of the Parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge: (a) the disclosure of which is mandated by operation of any securities law or regulations of any recognized stock exchange in any jurisdiction which are applicable to the Parties and/or their affiliates; (b) which a Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party;
(c) which is generally known to the public and did not become so known through any violation of law or the terms of this section; (d) which became known to the public through no fault of such Party; (e) which is later lawfully acquired by another Party from other sources; (f) which is required to be disclosed by order of court or government agency with subpoena powers; or (g) which is disclosed in the course of any Proceedings between any of the Parties hereto.

      9.2 Additional Documents and Further Assurances. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting the consummation of the Transactions contemplated hereby.

                          ARTICLE X - WITHDRAWAL OPTION

      10.1 Withdrawal Option. Notwithstanding anything to the contrary herein contained, Purchasers and Segece shall have an option to withdraw from the Transaction and to terminate this Agreement at any time prior to the Closing, but only in the following events, namely:

            (a) In the event that at any time prior to Closing, Purchasers and/or Segece (whether as a result of its due diligence findings or otherwise) shall become aware of objective findings that have a Material Adverse Effect (as hereinafter defined) resulting from:

                  (i) defects, deficiencies or encumbrances on the rights, title, interests and ownership of the Contract Companies and/or the Portfolio Centers; and/or

                  (ii) discrepancies or inaccuracies in the financial information provided to Purchasers, including in the Estimated Portfolio Companies Accounts and the Estimated PCMM Accounts; and/or

                  (iii) any other matters (including a material change in the operations of the Portfolio Centers or the Contract Companies as a result of their operation in a manner which is inconsistent with the ordinary and usual course of business or with past practise; and/or.


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
            (b) upon the occurrence of a change in the tax or legal situation of Hungary which has a Material Adverse Effect in the aggregate.

      10.2 Material Adverse Effect Defined. For the purposes of this Article X, and without prejudice to the representations and warranties given by Vendors in terms of Article IV hereof and to the provisions of Section 3.6 above, the term "MATERIAL ADVERSE EFFECT" shall have the meanings ascribed to it hereunder, and each such event shall constitute an "MAE EVENT":

            (a) any matter(s) that has(have) or could reasonably be anticipated to have an adverse effect (direct or indirect, present or future, conditional or not) on Purchasers and/or on the rights and interests to be acquired by them directly or indirectly in terms of this Agreement, which is or may be quantified with a financial value in the aggregate in excess of an amount equivalent to 5% (five percent) of the total of the Estimated Portfolio Companies Prices for all Portfolio Centers in the aggregate; or

            (b) any matter(s) that has(have) or could reasonably be anticipated to have an adverse effect (direct or indirect, present or future, conditional or not) on Purchasers and/or the rights and interests to be acquired by Purchasers directly or indirectly in terms hereof in respect of an individual Portfolio Company or Direct Property Company only, which is or may be quantified with a financial value in excess of an amount equivalent to 5% (five percent) of the Estimated Portfolio Companies Price for that specific Portfolio Company only; or

            (c) any matter(s) that has(have) or could reasonably be anticipated to have an adverse effect (direct or indirect, present or future, conditional or not) on Segece and/or the rights and interests which are to be acquired by Segece directly or indirectly in terms hereof in respect of PCMM only, which is or may be quantified with a financial value in excess of an amount equivalent to 5% (five percent) of the Estimated PCMM Shares Value; or any defect, impediment or encumbrance which would materially jeopardize or prejudice the value and/or integrity of the legal rights (including the permits and authorizations) and interests to be acquired directly or indirectly by Segece in respect of PCMM, in such manner that Segece will be prevented from or unreasonably delayed in exercising free, permanent and unfettered rights of ownership, operation, possession and disposal (including syndication) of the assets and rights so acquired in respect of PCMM; or

            (d) any defect, impediment or encumbrance which would materially jeopardize or prejudice the value and/or integrity of the legal rights (including the permits and authorizations) and interests to be acquired directly or indirectly by Purchasers in terms hereof, in such manner that Purchasers will be prevented from or unreasonably delayed in exercising free, permanent and unfettered rights of ownership, operation, possession and disposal (including syndication) of the assets and rights so acquired in respect of all or a majority of the Portfolio Centers and/or the Portfolio Companies, or specifically in respect of the Duna Plaza Shopping Center (it being specified that the existence of Financing Banks Securities pertaining to the Assumed Financing Loans shall not per se constitute an MAE Event to the extent they are capable of release upon full repayment of the relevant Assumed Financing Loan; or

            (e) any defect, impediment or encumbrance which would materially jeopardize or prejudice the value and/or integrity of the legal rights (including the permits and authorizations) and interests to be acquired directly or indirectly by Purchasers in respect of a specific Portfolio Center, in such manner that Purchasers will be prevented from or unreasonably delayed in exercising free, permanent and unfettered


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
rights of ownership, operation, possession and disposal (including syndication) of the assets and rights so acquired in respect of that specific Portfolio Centers and/or the relevant Portfolio Company or Direct Property Company (it being specified that the existence of Financing Banks Securities pertaining to the Assumed Financing Loans shall not per se constitute an MAE Event to the extent they are capable of release upon full repayment of the relevant Assumed Financing Loan).

      10.3  Right of Withdrawal.  Upon the occurrence of:

            (a) an MAE Event under Sections 10.2(a) or 10.2(d) above, Purchasers shall be entitled to withdraw from the entire Transaction in respect of all Portfolio Companies and all Portfolio Centers, and Segece shall be entitled to withdraw from the transaction for the acquisition of the Acquired PCMM Quota;

            (b) an MAE Event under Section 10.2(b) above which affects the Duna Plaza Center only, Purchasers shall be entitled to withdraw from the entire Transaction in respect of all Portfolio Companies and all Portfolio Centers, and Segece shall be entitled to withdraw from the transaction for the acquisition of the Acquired PCMM Quota;

            (c) an MAE Event under Sections 10.2(b) and/or 10.2(e) above which affects any Portfolio Center other than the Duna Plaza Center, Purchasers shall be entitled to exercise its partial consummation rights under Section 7.5 above in respect of that specific Portfolio Center only; and

            (d) an MAE Event under Section 10.2(c) above which affects PCMM only, Segece shall be entitled to withdraw from the transaction for the acquisition of the Acquired PCMM Quota.

      10.4    Withdrawal Notice and Rectification.

            (a) Subject to the provisions of Section 10.5 below, if the Purchasers and/or Segece elect to withdraw from the Transaction pursuant to the provisions of Section 10.1(a) above, they shall be entitled to do so by the giving of written notice of their intention to do so, specifying their reasons for doing so, and giving particulars of the MAE Event which has occurred in sufficient detail to enable Vendors to identify the nature of the event.

            (b) Vendors shall be afforded an opportunity to rectify the MAE Event identified in the Withdrawal Notice within 21 (twenty one) days from the date of receipt of the Withdrawal Notice (provided that if the MAE Event is incapable of being rectified within that period for reasons beyond the control of Vendos, Buyers will not unreasonably withhold their consent to an extension of such rectification period).

            (c) In the event that PCE shall have failed to rectify the matter to the reasonable satisfaction of Purchasers or Segece within the said 21day rectification period (as extended, where relevant), then and in such event the Withdrawal Notice shall become effective

      10.5 Restrictions on Rights of Withdrawal. For the avoidance of doubt, it is hereby stated and declared that:

            (a) Upon the Closing, the rights of withdrawal awarded to Buyers in terms of this Article X shall automatically lapse and be of no further force and effect;


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
            (b) Upon the occurrence of a deferred closing in respect of any individual Portfolio Company as provided in Section 7.6 above, the rights of withdrawal provided for in this Article X shall continue in force in respect of the relevant Portfolio Company and Portfolio Center only;

            (c) No separate rights of withdrawal shall exist in respect of the Duna Plaza Extension only following the Closing, which shall be governed by the provisions of the Duna Plaza Construction Agreement;

            (d) Nothing in this Article X contained shall be deemed to derogate from the rights of Vendors to refer any dispute regarding the existence of an MAE Event to arbitration pursuant to the provisions of Section 14.3 below.

            (e) In the event that Purchasers only shall furnish a notice of withdrawal on the basis of an MAE Event which has occurred under Sections 10.2(a), 10.2(b) and 10.2(d) above, then and in such event Segece shall automatically be deemed to have furnished a notice of withdrawal in respect of the acquisition of the Acquired PCMM Quota, it being understood that Segece shall not be permitted to enforce the transaction for the acquisition of the Acquired PCMM Quota in the event that Purchasers have elected to withdraw from the transaction for the acquisition of all of the Portfolio Companies.

      10.6  Consequences of Withdrawal and Termination.

            (a) The exercise by Purchasers and/or Segece of their respective rights of withdrawal and termination in terms of this Article X shall be without sanction or penalty whatsoever to any of the Parties. All costs and expenses incurred by the Parties prior to the effective date of the termination of the Agreement and/or the Ancillary Agreements as aforesaid shall be for their own cost and account, and no rights of reimbursement, compensation or indemnity shall exist in that event.

            (b) Upon the notice of withdrawal becoming effective as contemplated in Section 10.4(c) above, this Agreement and all the Ancillary Agreements shall be deemed to have been terminated by mutual consent and shall be of no further force and effect.

            (c) However, if a notice of withdrawal has become effective in respect of an individual Portfolio Company only, or in respect of the Acquired PCMM Quota only, then and in such event this Agreement and the Ancillary Agreements shall be deemed to have been modified and amended in such manner that all references to the relevant Transaction Company shall be deleted.

       ARTICLE XI - SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

      11.1 Representations, Warranties and Covenants. The covenants contained in this Agreement and of any of the Ancillary Agreements shall survive the applicable Closing Date indefinitely and without limitation except as otherwise specified therein. The representations and warranties contained in this Agreement shall survive the applicable Closing Date and continue in full force and effect for a period of thirty six (36) months (such date upon which they expire being referred to herein as the "SURVIVAL DATE") and shall thereafter expire; provided, however, that notwithstanding the foregoing (i) the representations and


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warranties of Vendors relating to Tax matters (including in Section 4.16) shall survive until the date which is sixty (60) days following the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers) and (ii) the representations and warranties of Vendors contained in
Section 4.2 (Authorization) and Section 4.30] (Environment, Health and Safety), and the representations and warranties of Buyers contained in Section 5.2 (Authorization), shall survive the applicable Closing Date indefinitely and without limitation. Buyers' right to make a claim for indemnification under
Section 12.1, and Vendors' right to make a claim for indemnification under
Section 12.2, for a breach of any representation or warranty shall be made on or prior to the date, if any, on which the survival period for such representation or warranty expires, irrespective as to whether the Damages (as hereinafter in Section 12.1 defined) may be suffered after the Survival Date. Any claims under
Article XII must be asserted in writing with reasonable particularity by the party making such claim.

                          ARTICLE XII - INDEMNIFICATION

      12.1 Indemnification by Vendors. Subject to Section 12.5 below, PCE, EUN, Szeged and PCM-BV, acting jointly and severally, shall defend, indemnify and hold harmless Purchasers and Segece - or at the discretion of Purchasers and/or Segece - any of the Contract Companies (and their respective successors, assigns and Affiliates) (individually, a "BUYERS INDEMNITEE", and collectively, the "BUYERS INDEMNITEES") from and against and in respect of any and all losses, damages, deficiencies, liabilities, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "DAMAGES") suffered or incurred by any Buyers Indemnitee which is caused by, resulting from or arising out of, related to, in the nature of:

            (a) any breach of any representation or warranty of any of the Vendors contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Vendors in connection herewith;

            (b) any breach of any covenant of any of the Vendors contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Vendors in connection herewith;

            (c) Taxes chargeable to or asserted against the Contract Companies in terms of a final assessment and/or enforceable judgment in respect of the period preceding the Reference Date, but only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Final Definitive Closing Account (rather than in any notes thereto); and Taxes imposed in respect of the Excluded Asset;

            (d) any additional Tax liabilities assessed, and related sanctions such as fines, penalties and late payment interest) regarding any type of Tax imposed by the statutory Tax Authorities directly or indirectly related to the fiscal years prior to the Reference Date which are directly or indirectly attributable to the acts, deeds and omissions of the Vendors;


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            (e) any additional Tax liability related to the implementation of the Post Closing Merger Procedures referred to in Section 8.1 above (including any Damage related to any delay, challenge, or impediment regarding any of the Post Closing Mergers;

            (f) any additional Tax liabilities assessed, and related sanctions (such as penalties and late payment interest) regarding any type of Tax imposed or assessed by the statutory Tax Authorities directly or indirectly related to the fiscal years in respect of which review has been partial, not definitive and/or impossible due to the lack of documentation provided or made available by the Vendors;

            (g) the execution, the performance and/or the termination of any of the Mandate Agreements, as referred to in Section 8.5(f) above, in respect of the four head - office Employees of PCMM only and to the extent only that increased costs associated with such Mandate Agreements have not been taken into consideration in the determination of the PCMM Shares Value; and, any tax liabilities in connection with all Mandate Agreements;

            (h) any of the Proceedings set forth in the Proceedings Schedule (SCHEDULE 4.26) and/or any environmental Damage related to the potential risks set forth in SCHEDULE 4.30(C) under a final and enforceable judgment or Order ;

            (i) any dysfunction or improper use of the electricity meter in the Alba Plaza Portfolio Center prior to the Closing Date, and in particular any claim that may be initiated by the electricity supplier of such center arising therefrom;

            (j) any Damages which will be suffered by Purchasers in the event that the tax authorities decide to re-assess the depreciation policies pertaining to the accumulated carry forward losses of CSPL 2002 Kft. and/or Debrecen 2002 Kft., as contemplated in Section 8.2, notwithstanding that the applications made in terms of Section 8.2 above were approved; and

            (k) Any Damage which will be suffered by Purchasers in respect of and/or arising out of encumbrances (including a mortgage) registered in favour of K&H Bank against the ownership interests of Csepel Plaza Kft. in and to the Csepel Plaza Portfolio Center as reflected in the Land Registry Extract for Csepel Plaza Portfolio Center which is attached as an exhibit to the Property Schedule, (in respect of which applications for termination have been submitted but have not yet been registered).

      12.2 Indemnification by Buyers. Subject to Section 12.5, the Klepierre and the Buyers agree jointly and severally to defend, indemnify and hold harmless PCE, EUN, Szeged and PCM-BV and their respective successors, assigns and Affiliates (individually, a "VENDORS INDEMNITEE", and collectively, the "VENDORS INDEMNITEES") from and against and in respect of any and all Damages suffered or incurred by any Vendors Indemnitee which is caused by, resulting from or arising out relating to, in the nature of:

            (a) any breach of any representation and warranty of Buyers contained in this Agreement, or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by any of Klepierre and/or, the Purchasers and/or Segece in connection herewith;


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
            (b) any breach of any covenant of any of the Buyers and Klepierre contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Vendors and Klepierre in connection herewith; and

            (c) any Damage which may be suffered by Vendors by reason of the failure of Purchasers to fulfill their undertakings made in terms of Section 2.3(b) above.

      12.3  Notice and Opportunity to Defend.

            (a) If any action, proceeding, claim, liability, demand or assessment shall be asserted by a third party against any Buyers Indemnitee or any Vendors Indemnitee (the "INDEMNITEE") with respect to any matter (a "THIRD PARTY CLAIM") in respect of which such Indemnitee proposes to demand indemnification in terms of this Article XII, such Indemnitee shall notify the party obligated to provide indemnification pursuant to Section 12.1 or Section
12.2 (the "INDEMNIFYING PARTY") thereof within a reasonable period of time after assertion thereof; provided, however, that the failure to so notify the Indemnifying Party shall not affect the Indemnitee's right to indemnification hereunder unless (and solely to the extent) the Indemnifying Party's interests are actually and materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Indemnifying Party shall have the right, within ten (10) days after receipt of such notice, to defend the Indemnitee against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee; provided, however, that the Indemnifying Party notifies the Indemnitee in writing within 15 days after the Indemnitee has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnitee from and against the entirety of any damage the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and provided further that the Indemnifying Party may not assume such control without Indemnitee's express written consent if : (i) the Third Party Claim does not involve only money damages but also seeks an injunction or other equitable relief; or (ii) settlement of, or an adverse judgment with respect to, the Third Party Claim is, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnitee. The Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently.

            (b) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.3(a) above, (i) the Indemnitee may retain separate counsel at its sole cost and expense and participate in the defense of the Third Party Claim, provided that Indemnitee's counsel may not oppose the professional decisions of the lead counsel engaged by the Indemnifying Party except on reasonable grounds; (ii) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (which may only be withheld in the event that such settlement would serve to create a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnitee).

            (c) In the event that Indemnifying Party declines or fails to assume control of the defense of any Third Party Claim as specified in Section 12.3(a) above, then and in such event the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate, subject to the consent of the Indemnifying Party


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
which may not be unreasonably withheld or delayed. The Indemnifying Parties will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and will remain responsible for any Damage the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim in accordance with the provisions of this Article XII.

      12.4 Remedies. Except for the right to seek to specifically enforce the covenants hereunder, and except as specifically provided in this Agreement (including, without limitation, the immediately succeeding sentence), following the Closing Date, in the absence of fraud or willful breach of this Agreement, the sole and exclusive remedy of the Buyers (or, at the discretion of Purchasers, the Contract Companies) and Vendors with respect to any breach of any representation or warranty contained in this Agreement, or in any agreement, certificate, instrument or other document entered into in connection herewith, shall be restricted to the indemnification rights set forth in this Article XII. Nothing contained in this Article XII or elsewhere in this Agreement shall limit the liability of any Party under this Agreement if this Agreement is terminated pursuant to Section 13.1 or otherwise, or if the transactions contemplated hereby shall not be consummated for any reason.

      12.5 Certain Limitations. The liability of the Vendors or Buyers, as applicable, for claims under this Agreement shall be limited by the following:

            (a) At any time after the Survival Date, (i) the Vendors shall have no further obligations under this Article XII for breaches of representations and warranties of the Vendors, except for Damages with respect to which the Buyers Indemnitee has given the Vendor written notice prior to such date in accordance with Section 12.3 above; and (ii) the Buyers shall have no further obligations under this Article XII for breaches of representations and warranties of the Buyers, except for Damages with respect to which the Vendors Indemnitee has given the Buyers written notice prior to such date in accordance with Section 12.3.

            (b) Notwithstanding anything to the contrary herein, Buyers Indemnitees shall not be entitled to recover Damages from Vendors pursuant to
Section 12.1(a) unless and until the accumulated aggregate amount of Damages shall exceed an amount which is the equivalent of E 150,000 (the "VENDOR INDEMNIFICATION THRESHOLD"); provided, however, that at such time as the aggregate amount of Damages in respect of the indemnity obligations of Vendors shall exceed the Vendors Indemnification Threshold, Vendors shall thereafter indemnify any of the Buyers Indemnitees from all and against all Damage in excess of equivalent E 10,000.

            (c) Notwithstanding anything to the contrary herein, in the absence of fraud or willful breach of this Agreement (for which there shall be no limitation), in no event shall the maximum aggregate liability of Vendors in respect of any claims by the Buyers Indemnitees against Vendors pursuant to
Section 12.1(a) for Damages suffered or incurred by any Buyers Indemnitee exceed the maximum amount of E 100,000,000.

            (d) Notwithstanding anything to the contrary contained herein, any claim for indemnity made by any Buyer Indemnitee relating to Taxes is subject to the condition that : (i) Purchasers and/or the Contract Companies shall authorize and permit the tax advisers of Vendors at Vendors' sole cost and expense to conduct, direct and process all dealings with the Tax Authorities in respect of all matters and/or all fiscal years and/or all assessments pertaining to the period prior to the Reference Date, in close co-operation with


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
the accountants and tax advisers of the Purchasers and the Contract Companies, provided that neither the Vendors nor their tax advisers shall enter into any settlement or take any action before the courts, or otherwise compromise any tax matter that affects or may affect the tax liabilities of Buyers or any of the Contract Companies, without the prior written consent of the Buyers, which consent shall not be unreasonably withheld or delayed; and (ii) with respect of claims which are not based upon a breach of Vendors' representations and warranties given under Section 4.16 above, the Tax Liability in respect of which the claim for indemnity is made (including penalties and late payment interest) does not result from a change adopted by Purchasers and/or the Contract Companies in the accounting and/or tax policies of the Contract Companies which has, directly or indirectly, retroactive effect to the period preceding the Reference Date.

            (e) Notwithstanding anything to the contrary herein, the limitations contained in Section 12.5 (b) shall not apply to claims for indemnification by Buyers Indemnitees against Vendors in respect of : (i) the indemnities specified in Section 12.1(b), (c), (d), (e) and (f) above; and (ii) the special indemnities specified in Section 12.6 below.

            (f) Notwithstanding anything to the contrary herein, Vendor Indemnitees may not shall not be entitled to recover Damages from Buyers unless and until the accumulated aggregate amount of Damages shall exceed an amount which is the equivalent of E 150,000 (the "BUYER INDEMNIFICATION THRESHOLD"); provided, however, that at such time as the aggregate amount of Damages in respect of the indemnity obligations of Buyers shall exceed the Buyers Indemnification Threshold, Buyers shall thereafter indemnify any of the Vendor Indemnitees from all and against all Damage in excess of equivalent E 10,000.

            (g) Notwithstanding anything to the contrary herein, the limitations contained in this Section 12.5(f) shall not apply to claims for indemnification by Vendors Indemnitees against Buyers in respect of: (i) the indemnities specified in Section 12.2(b); and (ii) all and any Damages which may be suffered by the Excluded Centers Companies in consequence of the exercise by the Financing Banks of any cross collateralization rights by reason of an Event of Default caused by Buyers under the Assumed Financing Loans, as contemplated in 2.3(b) above.

            (h) Notwithstanding anything to the contrary herein, in no event shall the maximum aggregate liability of Buyers in respect of any claims by the Vendors Indemnitees against Buyers pursuant to Section 12.2 for Damages suffered or incurred by any Vendors Indemnitees exceed E 100,000,000.

      12.6 Special Indemnities. Notwithstanding the provisions of Section 12.5(b) above, Vendors have agreed to provide Buyers with the special indemnities set forth hereunder. The special indemnities provided in terms of this Section 12.6 shall be in respect of all Damages suffered by Buyers' Indemnitees and shall be exempt from the Vendor Indemnification Threshhold and from the limitations provided for in Section 12.5(b) and (c) above.

            (a) Szeged Land Use Extension. In the event that Vendors shall have failed to obtain the extension of the Land Use rights as contemplated in Section3.6(a) above by a date 6 (six) months following the Closing Date, then and in such event PCE and/or EUN shall indemnify Buyers by payment to Purchasers as a price reduction in respect of the acquisition of the Equity Rights in Szeged Plaza Kft., in the amount of E300,000 (three hundred thousand Euro), which the Parties agree represents a fair, equitable and reasonable compensation for any possible loss of value of the Szeged Plaza Portfolio Center consequent upon failure to extend the land use rights as aforesaid


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
            (b) Surface Area Adjustments (Duna Plaza and Gyor Plaza). Without derogating from the provisions of Section 3.6(b) above, and in addition thereto, PCE and/or EUN hereby agree to indemnify KLPH and/or LP7 and/or Duna Plaza Rt. and/or Gyor Plaza Kft. against any Damage which may be suffered Duna Plaza Rt. as a result of claims submitted by any of the tenants of the Duna Plaza Portfolio Center or the Gyor Plaza Portfolio Center by reason of the fact that the actual surface areas of the units leased by them is less than the surface areas for which they have been invoiced and for which they have actually paid rentals. The indemnity provided in terms hereof shall: (i) be for the amount determined in a final and enforceable judgment as being the amount by which the tenant has been overcharged for rental payments by reason of the discrepancy between the actual surface area and the billed surface area; (ii) expire on the date of expiry of the then current longest running lease agreement as at the Reference Date (excluding any extensions of that lease agreement which may be agreed upon)

                           ARTICLE XIII - TERMINATION

      13.1 Termination of the Agreement. The Parties may terminate this Agreement as provided below:

            (a) Any Party may terminate this Agreement by mutual written consent of all the Parties at any time prior to the Closing;

            (b)   Any Party may terminate this Agreement by written notice if:

                  (i) the Closing has not occurred by November 30th, 2004]; provided, however, that the right to terminate this Agreement under this Section 13.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                  (ii) there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Transactions contemplated by this Agreement or

                  (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal;

            (c) Purchasers and Segece may terminate this Agreement by written notice if they are not in material breach of their obligations under this Agreement and there has been a material breach of any covenant, undertaking, obligation or agreement contained in this Agreement on the part of Vendors or either


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
of them and such breach has not been cured within thirty (30) calendar days after written notice to Vendors; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

            (d) PCE, EUN and PCM-BV may terminate this Agreement by written notice if they are not in material breach of their obligations under this Agreement and there has been a material breach of any covenant, undertaking, obligation or agreement contained in this Agreement on the part of Buyers and such breach has not been cured within thirty (30) calendar days after written notice to Buyers; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; and

            (e) For the purposes of this Section 13.1, a breach of this Agreement shall be deemed to be material if its goes to the root of this Agreement and/or may reasonably be deemed to substantially frustrate the purpose and intent of the Parties hereto.

      13.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 13.1 above, all rights and obligations of the Parties hereunder shall terminate without derogating from any liability of any Party to any other Party; provided that the provisions contained in Section 9.1 (Confidentiality) and Section 14 (Miscellaneous) shall survive termination.

      13.3 Entire Transaction. The Parties acknowledge that the acquisition of the Duna Plaza Portfolio Center is a material and essential condition for Purchasers in respect of the entire Transaction. The termination of the Transaction in respect of the Duna Plaza Portfolio Center shall constitute sufficient cause for the termination of the Transaction in its entirety.

                           ARTICLE XIV - MISCELLANEOUS

      14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that (a) Purchasers and EMI may make any public disclosure they believe in good faith is required by applicable law or any listing or trading agreement concerning their respective publicly-traded securities (in which case Purchasers will use their reasonable efforts to advise PCE and EMI prior to making the disclosure, and visa versa) and (b) the Parties may correspond with third parties in writing with respect to obtaining the Transaction Approvals.

      14.2 Governing Law. This Agreement shall be governed by and construed in accordance with Dutch Law, without regard to conflicts of laws or the choice of law principles of any jurisdiction including The Netherlands, and without the need of any Party to establish the reasonableness of the relationship between Dutch Law and the subject matter of this Agreement, and all questions concerning the validity and construction hereof shall be determined in accordance with Dutch Law. However, it is specified that the transfer of ownership of the quotas and shares in the Acquired Companies and the transfer or assignment of


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
the Assigned Shareholder Loans, where relevant, shall be executed in compliance with applicable Hungarian Law.

      14.3  Dispute Resolution.

            (a) For any dispute, difference or claim arising out of or relating to this Agreement or the Ancillary Agreements (other than as set forth in Section 14.3(c) below), the Parties shall first attempt in good faith to negotiate a written resolution of such dispute or claim within a period not to exceed fifteen (15) days from the date of receipt of a Party's request for such negotiations ("DATE OF REQUEST"). Such negotiations shall be conducted by senior executives of Purchasers and PCE. In the event that Purchasers and PCE fail to reach a written resolution within such fifteen (15) days from the Date of Request, or other period of time agreed upon by the Parties in writing, either Purchasers or PCE may seek to resolve the dispute or claim by arbitration in accordance with the procedures set forth in Section 14.3(b) of this Agreement.

            (b) Subject to Section 14.3(a) above and other than as set forth in
Section 14.3(c) below, any dispute, difference or claim between the Parties with regard to this Agreement or the Ancillary Agreements, its performance, interpretation, application or validity, shall be solely referred for arbitration before a tribunal of three arbitrators in accordance with the Rules of Arbitration then in force of the Court of Arbitration of the International Chamber of Commerce (ICC) headquartered in Paris, France (the "RULES"). Each of Buyers and Vendors will be entitled to appoint a Party Appointed Arbitrator, while the third arbitrator, who shall act as Chairman of the Tribunal, shall be appointed by mutual agreement between the two Party Appointed Arbitrators, or failing agreement between them, by the President for the time being of the Court of Arbitration of the ICC. (the "TRIBUNAL"). Purchasers and Segece shall be considered as the same party, and PCE, EUN and PCM-BV shall be considered as the same party, for the purpose of the appointment of the Party Appointed Arbitrators in terms of this section. For the purposes of this Section : (i) PCE, EUN, PCM-BV and Szeged shall be considered as one party for the purpose of the appointment of a party appointed arbitrator; and (ii) Klepierre, KLPH, LP7 and Segece shall be considered as one party for the purpose of the nomination of a party appointed arbitrator in terms hereof.

            (c) The arbitration shall be conducted in Amsterdam, The Netherlands, or at such other venue as shall be agreed upon between the Parties or failing such agreement as determined by the Tribunal. The arbitration proceedings shall be conducted in the English language on a continuous basis on consecutive working days until completed, to the greatest extent possible.

            (d) The Tribunal will be bound solely by the substantive Dutch Law and the terms of this Agreement (save in those instances where Hungarian Law is applicable as specified in Section 14.2 above. However the Tribunal may, but only with the prior consent of the adjudicating Parties, act as amicable compositeurs.

            (e) Upon request by either Party, the Tribunal may order the Parties to conduct Party and non-party oral depositions of witnesses outside the presence of the Tribunal, which shall be recorded by a stenographer. The Tribunal shall issue a written determination setting forth with particularity its findings of fact and conclusions of law. The decision of the Tribunal shall be final and binding upon the Parties and shall be subject to judicial review solely in accordance with the provisions of Dutch Law.


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
            (f) The Tribunal shall be competent to grant interim relief by way of injunctions at the request of the Parties. Notwithstanding the foregoing, either party shall be entitled to apply to a court of competent jurisdiction to obtain temporary injunctive or other ancillary relief in aid of arbitration hereunder.

            (g) The fees and expenses of the Tribunal shall be borne as determined in the Arbitral Award, provided that interim payments made on account shall be borne by the Parties in equal shares.

            (h) The provisions of this Section 14.3 shall not apply to disputes and claims before the Closing Expert under Section 3.6 above.

            (i) If any dispute submitted to arbitration involves claims by or against a Party against or by a third party, and such third party cannot be made a party to such arbitration, the Tribunal shall be empowered to take such actions as it deems just and equitable in order to avoid prejudice to the Parties by reason of the inability of the Tribunal to adjudicate such third party claims, including without limitation, if the Tribunal so determines, conditioning its award upon the outcome of the third party or staying the arbitration pending the outcome of the third party claims.

            (j) This Section 14.3 constitutes a separate agreement to arbitrate which shall survive the termination of this Agreement for any reason.

      14.4 Perfection of Schedules. All schedules referred to in this Agreement shall be furnished on the Execution Date.

      14.5 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and the Contract Companies as contemplated in Section 12.1 above, and their respective successors and permitted assigns, other than as specifically set forth herein.

      14.6 Entire Agreement and Modification. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, warranties or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including specifically the Heads of Terms. This Agreement may not be amended except by a written agreement executed by all Parties.

      14.7 Amendment. At any time prior to the Closing, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto. At any time after the Closing, this Agreement may be amended by all the Parties by execution of an instrument in writing.

      14.8 Waivers. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given


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
by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      14.9 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that no Party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, Purchasers and Segece shall have the unrestricted right to assign this Agreement and to delegate all or any part of their obligations hereunder (i) to any direct or indirect Affiliate of Purchasers; or (ii) to an investment fund which would be controlled or managed by Klepierre or any of its Affiliates, or the property and asset management of which shall be entrusted to Klepierre or its Affiliate; provided that in such events Purchasers shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

      14.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      14.11 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      14.12 Notices.

            (a) Any notice, approval, request, authorization or other communication under this Agreement shall be given in writing and in English language ("NOTICE"). Any Notice must be made by personal remittance, by fax (followed by a copy sent the same day or the following Business day by registered letter with acknowledgment of receipt) or by prepaid international express mail with acknowledgment of receipt and shall be deemed to have been delivered (i) on the date of the personal remittance as certified by the receipt, in the case of personal service; (ii) on the Business Day following the date of sending the fax (with confirmatory copy of the mail) in the case of a transmission by fax (the date set out on the acknowledgment of transmission indicating the date of sending); or (iii) the date of receipt in the event of sending by international express mail.

            (b) The relevant addresses and fax numbers of each Party for the purpose of these Heads of Terms are as follows:

            PCE, EUN, Szeged and PCM-BV:

                  239 Keizersgracht,
                  EA1016 Amsterdam,
                  The Netherlands.
                  Tel: 31-20-3449560
                  Fax: 31-20-3449561
                  For the attention of Mr. Luc Ronsmans


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
                  With a copy to:
                  59 Andrassy Blvd.,
                  Budapest,
                  Hungary
                  Tel: 36-1-4627112
                  Fax: 36-1-4627201
                  For the attention of Mr. Zvi Bochman.








            Klepierre,KLPH and LP7 ::

                  21 Avenue Kleber,
                  75116 Paris,
                  France
                  Tel: (33-1) 40 67 57 06
                  Fax: (33-1) 40 67 40 31
                  For the attention of Ms. Marie-Therese DIMASI.


            Segece:

                   21 Avenue Kleber,
                   75116 Paris
                   France
                   Tel: (33) 1 40 67 53 55
                   Fax: (33-1) 40 67 36 79
                   For the attention of Mr. Dominique BEGHIN,

            (c) By written Notice sent as indicated above, the Parties may specify a new address or a supplementary address to which notification or communications should be sent subsequently or to any address that a Party shall notify in writing at any time, with at least ten (10) days' advance written notice.

      14.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      14.14 Expenses. Subject to the provisions of this Agreement, each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. All notarial fees and other costs (excluding taxes) which may be incurred in connection with: (I) the transfer of the quotas and shares in the Holding Companies and the


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
Acquired Property Companies - shall be borne equally by PCE and EUN, on the first hand, and Purchasers and the second hands; and (II) the transfer of 50% of the outstanding shares in the Management Company - shall be borne equally by Segece and PCM-BV.

      14.15 Construction.

            (a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

            (b) Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

      14.16 Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

      14.17 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      14.19 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      14.20 Schedules and Exhibit. The Schedules and Exhibits described herein and attached hereto constitute an inseparable part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Any disclosure made in any Schedule to this Agreement which may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule only if a specific cross reference is made thereto.

      14.21 Euro. All currency amounts expressed herein (whether or not preceded by E) are in the currency of the Euro, unless preceded by HUF, in which case, the amounts will be in the currency of Hungarian Forints.

      14.22 Language. This Agreement and all documents contemplated hereby or relating thereto shall be prepared and binding in the English language.

                          THIS SPACE INTENTIONALLY LEFT BLANK

      ]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

      KLEPIERRE:                          KLEPIERRE SA

                                          By:
                                              --------------------

                                          Name: Mr. Dominique BEGHIN

                                          Title: Under Power of Attorney

                                          Date : July 30th, 2004





      KLPH :                              KLEPIERRE HONGERIE SAS

                                          By:
                                              --------------------

                                          Name: Mr. Dominique BEGHIN

                                          Title: Under Power of Attorney

                                          Date : July 30th, 2004






      LP7  :                              LP7  SAS

                                          By:
                                              --------------------

                                          Name: Mr. Dominique BEGHIN

                                          Title: Under Power of Attorney

                                          Date : July 30th, 2004

      SEGECE:                             SEGECE

                                          By:
                                              --------------------

                                          Name: Mr. Dominique BEGHIN

                                          Title: Under Power of Attorney

                                          Date : July 30th, 2004






      PCE:                                PLAZA CENTERS (EUROPE) BV

                                          By:
                                              ----------------------

                                          Name: Zvi Bochman

                                          Title: President and CEO

                                          Date:  July 30th, 2004







      EUN:                                ELBIT ULTRASOUND

                                          NETHERLANDS BV

                                          By:
                                              ---------------------

                                          Name: Mr. Zvi Bochman

                                          Title: Under Power of Attorney

                                          Date: July 30th, 2004

      PCM-BV:                             PLAZA CENTERS MANAGEMENT BV

                                          By:
                                              ------------------------------

                                          Name: Mr. Zvi Bochman

                                          Title: Member of the Management Board

                                          Date:  July 30th, 2004








      SZEGED:                             SZEGED 2002 KFT.


                                          By:
                                              -------------------

                                          Name: Mr. Ran Starkman

                                          Title:  Under Power of Attorney

                                          Date:  July 30th, 2004


                                       3